Exhibit 10.35
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
BY AND AMONG
TRUSTWAVE HOLDINGS, INC.,
TRUSTWAVE ACQUISITION CORP.,
BREACH SECURITY, INC.
AND
CERTAIN STOCKHOLDERS OF BREACH SECURITY, INC.
June 18, 2010

i

ii.

iii.

Page
11.8. Captions and Schedules	56
11.9. Severability	56
11.10. Non-Assignability	56
11.11. Counterparts; Terms; Knowledge	56
11.12. Documentation	57
11.13. Intentionally Omitted	57
11.14. Facsimile/Federal Express	57
LIST OF EXHIBITS AND SCHEDULES

EXHIBIT	DESCRIPTION

A	Defined Terms
B	Certificate of Merger
C	Form of Stock Power
D	Form of Letter of Transmittal
E	Form of Stockholders Agreement Amendment
F	Form of Investor Rights Agreement Amendment
G	Intentionally Omitted
H	Form of Restrictive Covenant Agreement
I	Form of General Release
J	Form of Opinion of Target’s Counsel
K	Form of Bonus Release
L	Total Consideration Pro-Rata Percentages

SCHEDULE	DESCRIPTION

A	Stockholders
B	Permitted Liens
C	The Software
1.5(a)	Pro-Rata Percentages
1.11	Covered Employee and Israeli Employee Stock Options
1.16	Transfer Restrictions
1.18	Debt Repayment Shares
2.2(a)	Certain Accounting Principles
3.2	Target’s Deliveries
3.2-1	Certain Consents
3.3	Purchaser’s Deliveries
4.1(a)	Target Foreign Qualifications
4.1(e)	Certain Obligations
4.1(f)	Target Options
4.1(g)	Disqualified Individuals
4.1(h)	Warrants
4.1(i)	Certain Rights
4.1(j)	Certain Obligations
4.3	Target Conflicts
4.4	Books and Records

iv.

4.5	Financial Statements
4.8	Certain Events
4.9	Taxes
4.10	Certain Liens; Tangible Personal Property
4.11	Contracts
4.12	Compliance with Laws
4.13	Leased Real Property
4.15	Litigation
4.16(a)	Labor Agreements
4.16(b)	Certain Contracts
4.16(c)	Employee Matters
4.16(d)	Personnel Documents
4.17(a)	US Employee Plans
4.17(b)	Israeli Employees
4.20(a)	Intellectual Property
4.20(b)	Intellectual Property Exceptions
4.20(c)	Royalties
4.20(d)	Patent Applications
4.21	Licenses
4.22	Insurance
4.23	Customers
4.24	Related Party Transactions
4.26	Corporate Names
4.28	Indebtedness for Borrowed Funds
4.29	Bank Accounts
4.35(a)	BSI Assets and Business
4.35(b)	BSUK Assets and Business
4.37	Documents
5.1	Seller Commitments
5.3	Seller Conflicts
5.4	Seller Litigation
6.1	Purchaser Subsidiaries
6.3	Purchaser Conflicts
6.4	Purchaser Obligations
6.5	Purchaser Financial Statements
6.7	Purchaser Litigation
6.9	Purchaser Undisclosed Liabilities
6.10	Purchaser Intellectual Property
6.12	Purchaser Related Party Transactions
6.15	Certain Events
7.6(a)	Tax Return Principles
8.3(b)	Undisclosed Liabilities
11.5	Notice Addresses
11.11	Knowledge Persons

v.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
     This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of June 18, 2010, by and among TrustWave Holdings, Inc., a Delaware corporation (“Purchaser”), TrustWave Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”), Breach Security, Inc., a Delaware corporation (“Target”), SRBA #5, L.P. (“SRBA”), Evergreen Partners US Direct Fund III, L.P. (“Fund III”), Evergreen Partners Direct Fund III (Israel) L.P. (“Evergreen”) and Evergreen Partners Direct Fund III (Israel 1) L.P. (“Evergreen 1” and, together with SRBA, Fund III and Evergreen, the “Sellers”). Capitalized terms used in this Agreement are referenced in the attached Exhibit A.
RECITALS
     A. Target owns all of the issued and outstanding capital stock of Breach Security LTD, an Israel corporation (“BSI”), and Breach Security (UK) LTD, a United Kingdom corporation (“BSUK” and, together with Target and BSI, individually a “Company” and, collectively, the “Companies”).
     B. The Companies are engaged in the business of providing its customers web application integrity, security and Payment Card Industry (PCI) compliance products and services (as conducted during the six months ending on the date hereof, the “Business”).
     C. The stockholders of Target listed on the attached Schedule A (individually a “Stockholder” and collectively, the “Stockholders”), in the aggregate, own all of the issued and outstanding capital stock of Target.
     D. The Sellers own, in the aggregate, over ninety-four percent (94%) of the issued and outstanding capital stock of Target, on a fully-diluted basis, and one hundred percent (100%) of the Target Preferred Stock, in each case as of the date hereof.
     E. The Boards of Directors of Target and Purchaser believe it is in the best interests of their respective companies and the stockholders of their respective companies that Purchaser acquire Target by the merger of Merger Sub with and into Target (the “Merger”), with Target being the surviving corporation and a wholly-owned subsidiary of Purchaser in accordance with the Delaware General Corporation Law (the “Delaware Law”), and that Target, Merger Sub, Purchaser and Sellers enter into this Agreement and consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions provided for in this Agreement.
     F. Pursuant to the Merger, among other things, all of the issued and outstanding shares of Target Preferred Stock shall be converted into shares of the Class A Voting Common Stock, $0.0001 par value, of Purchaser (the “Purchaser Common Stock”), as set forth herein.
     G. Target, Merger Sub, Purchaser and Sellers desire to make certain representations and warranties and other agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
THE MERGER
     1.1. The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit B (the “Certificate of Merger”), and in accordance with the applicable provisions of the Delaware Law, Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation and as a wholly-owned subsidiary of Purchaser. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”
     1.2. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target shall become the debts, liabilities and duties of the Surviving Corporation.
     1.3. Certificate of Incorporation; Bylaws.
     (a) At the Effective Time, Target shall amend its Certificate of Incorporation so as to be in the form attached to the Certificate of Merger and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such certificate of incorporation.
     (b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended.
     1.4. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, in each case until their successors are elected or appointed and qualified or until their earlier resignation or removal. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
     1.5. Effect on Capital Stock. By virtue of the Merger and without any action on the part of Purchaser, Merger Sub, Target, Sellers or the holders of any of the following securities:
     (a) Conversion of Target Preferred Stock. At the Effective Time, all of the shares of Target Preferred Stock issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive, in the aggregate, the Base Number of shares of Purchaser Common Stock

(the “Merger Payment”). The Merger Payment shall be allocated among Sellers such that each Seller receives his, her or its Pro-Rata Percentage of the Merger Payment.
     (i) The “Base Number” shall be 247,288.
     (ii) The “Pro-Rata Percentage” for each Seller shall be the percentage set forth to the right of such Seller’s name under the column labeled Pro-Rata Percentage on the attached Schedule 1.5(a).
     (b) Cancellation of Target Common Stock. At the Effective Time, all shares of Target Common Stock issued and outstanding immediately prior to the Effective Time, including those owned by Target as treasury stock, shall be canceled and extinguished without any conversion thereof and without payment of any consideration therefor. Promptly following the Effective Time, Purchaser or the Surviving Corporation shall request that each Stockholder deliver to Purchaser the certificate or certificates which immediately prior to the Effective Time represented all of the outstanding shares of Target Common Stock owned by such Stockholder, together in each case with a duly completed and validly executed stock power, in the form attached hereto as Exhibit C (each, a “Stock Power”).
     (c) Target Stock Option Plan. Immediately after the Effective Time, all options to purchase Target Capital Stock then outstanding under the Target Stock Option Plan shall be cancelled in accordance with Section 1.11.
     (d) Target Warrants. At the Effective Time, all warrants to purchase Target Capital Stock then outstanding shall be cancelled in accordance with Section 1.12.
     (e) Conversion of Merger Sub Common Stock. Each issued and outstanding share of common stock, $0.0001 par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
     (f) No Fractional Shares. Notwithstanding any other provision in this Agreement to the contrary, no fraction of a share of Purchaser Common Stock will be issued and all issuances of Purchaser Common Stock will be rounded down to the nearest whole number of shares of Purchaser Common Stock.
     1.6. Exchange Procedures.
     (a) Surrender of Target Preferred Stock. No later than the Effective Time, each Seller shall deliver to Purchaser a duly completed and validly executed letter of transmittal, in the form attached hereto as Exhibit D (each, a “Letter of Transmittal”), together with the certificate or certificates (the “Preferred Certificates”) which immediately prior to the Effective Time represented all of the outstanding shares of Target Preferred Stock owned by such Seller (subject to Section 1.8) and a duly completed and validly executed Stock

Power with respect to such shares. Until so surrendered, each outstanding Preferred Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Purchaser Common Stock into which the shares of Target Preferred Stock evidenced thereby shall have been so converted in accordance with Section 1.5.
     (b) Delivery of Merger Consideration. No later than ten (10) Business Days after the receipt by Purchaser of the last item delivered pursuant to Item 1 on Schedule 3.2, Purchaser shall deliver to each Seller, in exchange for the Target Preferred Stock surrendered by such Seller, a certificate representing the number of whole shares of Purchaser Common Stock equal to the Base Number multiplied by the Pro-Rata Percentage for each such Seller.
     (c) Distributions With Respect to Unexchanged Target Preferred Stock. No dividends or other distributions with respect to Purchaser Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Target Preferred Stock with respect to the shares of Purchaser Common Stock represented thereby until the holder of record of such Target Preferred Stock shall surrender such Target Preferred Stock. Subject to applicable Rules, following surrender of any such Target Preferred Stock, there shall be paid to the record holder of the certificates representing whole shares of Purchaser Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.6(c)) with respect to such shares of Purchaser Common Stock.
     (d) Transfers of Ownership. If any certificate for shares of Purchaser Common Stock is to be issued in a name other than that in which the Preferred Certificate(s) surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Preferred Certificate(s) so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for shares of Purchaser Common Stock in any name other than that of the registered holder of the Preferred Certificate(s) surrendered, or established to the reasonable satisfaction of Purchaser or any agent designated by it that such Tax has been paid or is not payable.
     (e) No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Corporation, Purchaser or any party hereto shall be liable to any person for any amount properly paid to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Rule.
     1.7. No Further Ownership Rights in Target Preferred Stock. All shares of Purchaser Common Stock issued upon the surrender for exchange of Target Preferred Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Target Preferred Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of Target Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, shares of Target Preferred Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.
     1.8. Lost, Stolen or Destroyed Preferred Certificates. In the event any Preferred Certificate shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed Preferred Certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Purchaser Common Stock as may be required pursuant to Section 1.5; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Preferred Certificate to deliver to Purchaser a lost certificate affidavit, in form and substance reasonably satisfactory to Purchaser, which includes an indemnity against any Claim that may be made against Purchaser or the Surviving Corporation with respect to the Preferred Certificate alleged to have been lost, stolen or destroyed.
     1.9. Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.
     1.10. Withholding Rights. Purchaser shall be entitled to deduct and withhold from the number of shares of Purchaser Common Stock otherwise deliverable under this Agreement, such amounts as Purchaser is required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign Tax Rule. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to each Seller in respect of which such deduction and withholding was made by Purchaser. To the extent Purchaser determines that withholding would otherwise be required with respect to certain amounts of the number of shares of Purchaser Common Stock, Purchaser shall provide reasonable advance notification to Sellers of such potential withholding and Sellers shall use reasonable efforts to provide Purchaser with withholding certificates or other required certifications that would permit such withholding to be reduced or eliminated.
     1.11. Target Stock Options. Immediately after the Effective Time, each outstanding option to purchase shares of Target Common Stock under the Target Stock Option Plan, whether vested or unvested, will be cancelled. At or prior to the Closing, Target shall take all actions required to cancel each outstanding option to purchase shares of Target Capital Stock under the Target Stock Option Plan effective immediately after the Effective Time. Within the later of (a) 60 calendar days after the Effective Time, and (b) 10 calendar days after Purchaser’s Board of Directors adopts an independent, third party valuation of Purchaser Common Stock as of the Closing Date, but in any event as soon as reasonably practicable, Purchaser will issue options to purchase Purchaser Common Stock under the Purchaser Stock Option Plan to those of the Covered Employees and the Israeli Employees, on such terms, as is set forth on the attached Schedule 1.11. At or prior to the Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of

the issued options remain outstanding, a sufficient number of shares of Purchaser Common Stock for delivery upon the exercise of such options.
     1.12. Target Warrants. At the Effective Time, each outstanding warrant to purchase shares of Target Capital Stock, whether vested or unvested, will be cancelled. At or prior to the Closing, Target shall take all actions required to cancel each outstanding warrant to purchase shares of Target Capital Stock effective prior to the closing of the Merger or the transactions contemplated hereby.
     1.13. Dissenting Shares. Notwithstanding anything to the contrary herein, shares of Target Capital Stock issued and outstanding immediately prior to the Effective Time and held by a Stockholder who is entitled to and has properly exercised and perfected appraisal rights pursuant to Section 262 of the Delaware Law (collectively, the “Dissenting Shares”) shall not be converted as of the Effective Time into the right to receive any of the Merger Consideration, if applicable, but instead shall have such rights as may be available under the Delaware Law. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall be cancelled and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262 of the Delaware Law; provided, however, that if any such Stockholder shall have failed to perfect or shall effectively withdraw or lose its right to appraisal and payment under the Delaware Law, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, such Stockholder’s shares of Target Capital Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the applicable portion of the Merger Consideration pursuant to Section 1.5, if any, and such shares of Target Capital Stock shall no longer be Dissenting Shares. Target shall give Purchaser prompt notice identifying those Stockholders who did not vote in favor of the Merger or consent thereto in writing. Promptly following Stockholder approval of the Merger, Purchaser shall prepare and deliver to the Stockholders all written notices required to be delivered in accordance with Sections 228, 251 and 262 of the Delaware Law, in forms reasonably acceptable to the Agent. Prior to the Effective Time, (i) Target shall have the right to control the negotiations, proceedings and any settlement of any such demands, (ii) Target shall give Purchaser prompt notice of any demands received by Target for appraisal of shares of Target Capital Stock and (iii) Purchaser shall have the right to participate in all negotiations, proceedings and settlements with respect to such demands. On and after the Effective Time, (a) Purchaser shall give the Agent prompt notice of any demands for appraisal received by the Surviving Corporation, (b) so long as (I) the Agent can demonstrate that it has sufficient amounts which may be used in connection with such demand for appraisal to (A) defend such demand for appraisal, and (B) defend all other demands for appraisal then pending which the Agent is defending pursuant to this Section 1.13 and defend all Third Party Claims then pending which the Agent is defending pursuant to Section 8.8, and (II) the Agent has acknowledged in writing to Purchaser the Sellers’ unconditional obligation to indemnify Purchaser for such demand for appraisal, subject to the limitations set forth in Article VIII, the Agent shall have the right to control the negotiations, proceedings and any settlement of any such demands for appraisal; provided that the Agent shall not settle or compromise any such demand for appraisal without the prior written consent of Purchaser if pursuant to or as a result of such settlement, such settlement would lead to Liability or create any financial or other obligation on the part of any Purchaser Protected Party for which such Purchaser Protected Party is not entitled to be indemnified pursuant to Section 8.3 and (c)

Purchaser shall have the right (for purposes of clarification, at Purchaser’s expense) to participate in all negotiations, proceedings and settlements with respect to such demands.
     1.14. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target, the officers and directors of Target and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action (at the sole cost and expense of Purchaser except to the extent that such action is required as a result of a breach of a representation and warranty or covenant of a Seller or, prior to the Closing, any Company, which for purposes of clarity shall be handled pursuant to the provisions of Article VIII hereof), so long as such action is not inconsistent with this Agreement.
     1.15. The Agent.
     (a) For purposes of this Agreement and all actions and decisions to be made by the Agent pursuant to this Agreement, SRBA (the “Agent”), shall be the representative and agent of Sellers to act on their behalf, and Purchaser and its Affiliates shall be entitled to rely exclusively on the acts and omissions of the Agent with respect to actions to be taken by, or inferences from omissions of, any Seller. Sellers may (or if SRBA should at any time choose not to serve, or be unable to serve, as the Agent, shall), at any time and from time to time, by written notice delivered to Purchaser executed by Sellers who held Target Series B Preferred Stock representing, in the aggregate, at least a majority of the Total Consideration Pro-Rata Percentages immediately prior to the Closing, appoint a replacement Agent; provided, however, that such new person shall not be deemed the Agent for purposes of this Agreement until Purchaser has received such written notice. The Agent shall act at the direction of Sellers who held Target Series B Preferred Stock representing, in the aggregate, at least a majority of the Total Consideration Pro-Rata Percentages held by all of the Sellers who held Target Series B Preferred Stock immediately prior to the Closing.
     (b) Sellers hereby irrevocably nominate, constitute and appoint SRBA as the agent and true and lawful attorney-in-fact of Sellers, with full power of substitution and authority to execute, deliver, acknowledge, certify, file and record on behalf of Sellers and Target (in the name of any or all of the Stockholders, Sellers or otherwise) any and all documents that the Agent may, in its sole discretion, determine to be appropriate, in such forms and containing such provisions as the Agent may, in its sole discretion, determine to be appropriate (including any amendment to or waiver of rights under this Agreement or any agreement or document contemplated herein or therein). Sellers recognize and intend that the power of attorney granted in Section 1.15(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Agent; and (iii) shall survive any dissolution of any Seller.
     (c) The Agent shall not be responsible for, and the Sellers shall indemnify the Agent (in proportion to their respective Total Consideration Pro-Rata Percentages) against, any loss suffered by, or Liability of any kind to, Sellers arising out of any act done or omitted by the Agent in connection with the acceptance or administration of the Agent’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct. All reasonable expenses incurred by the Agent in connection with the performance of its duties as the Agent shall be borne and paid by Sellers (in proportion to their respective Total Consideration Pro-Rata Percentages) and the Agent shall be indemnified by the Sellers (in proportion to their respective Total Consideration Pro-Rata Percentages) against any such expenses.
     1.16. Transfer Restrictions. In addition to any restrictions contained in the Purchaser Stockholder Agreement, without the prior written consent of Purchaser:
     (a) during the period commencing on the Closing Date and ending on the first to occur of (i) the eighteen (18) month anniversary of the Closing Date, (ii) the six (6) month anniversary of the consummation of a Purchaser Capital Transaction, and (iii) the six (6) month anniversary of the consummation of a Change of Control, no Seller may sell, assign, transfer, pledge, hypothecate or otherwise dispose of (a “Transfer”), by operation of law or otherwise, to any Person the shares of Purchaser Common Stock owned or held by such Seller; provided that the prohibitions contained in this Section 1.16(a) shall not apply to (1) Permitted Transfers, so long as the transferee assumes all of the obligations of the transferring Seller pursuant to this Agreement, including the obligations pursuant to Article VIII and this Section 1.16, and (2) any shares of Purchaser Common Stock owned or held by such Seller so long as immediately following such transfer Seller retains its Total Consideration Pro-Rata Percentage of $5,000,000 in Purchaser Common Stock (valued as of the Closing Date as determined by the valuation contemplated by Section 1.11); and
     (b) during the period commencing on the Closing Date and ending on the consummation of a Purchaser Capital Transaction, no Seller may Transfer, by operation of law or otherwise, to any Person any of the shares of Purchaser Common Stock owned or held by such Seller if, as a result of such Transfer, the shares of Purchaser Common Stock which constitute the Merger Consideration are held of record by more than fifteen (15) Persons in the aggregate; provided, however that, as among the Sellers, the restriction contained in this Section 1.16(b) shall prohibit a Seller from making a Transfer of shares of Purchaser Common Stock to any Person if, as a result of such Transfer, the shares of Purchaser Common Stock which constitute the Merger Consideration are held of record by more than such Seller’s Total Consideration Pro-Rata Percentage of fifteen (15) Persons in the aggregate, as set forth on Schedule 1.16. Purchaser shall respond in a reasonably prompt manner to any request by any Seller to confirm the then number of record holders of the shares of Purchaser Common Stock which constitute the Merger Consideration. Prior to any Seller requesting any Transfers of Purchaser Common Stock made in compliance with this Section 1.16, such Seller shall provide the Agent with written notice of such intended Transfer.
     1.17. Put Right.
     (a) Purchaser hereby grants to each Seller the following option to sell all or any portion of such Seller’s Stockholder Securities, free and clear of all Liens, to

Purchaser (the “Put Option”), on the terms and conditions set forth herein. “Stockholder Securities” means, with respect to each Seller, the shares of Purchaser Common Stock acquired by such Seller as part of the Merger Consideration (including any other securities of Purchaser into which such Purchaser Common Stock is converted or for which it is otherwise exchanged). Such securities shall continue to be Stockholder Securities in the hands of any holder, and except as otherwise provided herein, each such other holder of Stockholder Securities shall succeed to all rights and obligations attributable to the transferring Seller as a holder of Stockholder Securities hereunder. The Put Option shall terminate upon the consummation of a Purchaser Capital Transaction.
     (b) The Put Option shall be exercised by the holder or holders of the Stockholder Securities by providing written notice to Purchaser (each such notice, an “Exercise Notice”), at any time during the ninety (90) day period commencing on the third anniversary of the Closing Date. Each Exercise Notice shall include the number of shares of Stockholder Securities as to which each such holder is exercising the Put Option.
     (c) The purchase price for each share of Stockholder Securities as to which the Put Option is exercised (the “Option Price”) shall be equal to $1.00 (as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to such Purchaser Common Stock) plus interest on such amount at a rate equal to 8% per annum, compounded annually, from the Closing Date through the Option Closing.
     (d) The closing with respect to the exercise of the Put Option (the “Option Closing”) shall take place at the offices of Purchaser, on the 20th day following the delivery of the applicable Exercise Notice (unless otherwise mutually agreed upon by such holder or holders and Purchaser) in accordance with the terms hereof. At the Option Closing, the holder of each share of Stockholder Securities as to which the Put Option has been exercised shall deliver to Purchaser or its designees stock certificates representing the Stockholder Securities being purchased (or a lost certificate affidavit reasonably acceptable to Purchaser), free and clear of all Liens (other than Liens set forth in Purchaser’s certificate of incorporation, bylaws or the Purchaser Investor Rights Agreement or Purchaser Stockholder Agreement, each as then in effect) and duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank, with all taxes, direct or indirect if any, attributable to the transfer of the Stockholder Securities paid or provided for by such holder.
     (e) Notwithstanding anything to the contrary contained in this Section 1.17, all repurchases of Stockholder Securities by Purchaser pursuant to the Put Option shall be subject to applicable restrictions contained in the Delaware Law. Notwithstanding anything to the contrary contained in this Section 1.17, Sellers hereby further agree for the benefit of the holders of any Indebtedness for Borrowed Funds incurred by Purchaser (each such holder being hereinafter referred to as a “Lender”) that all repurchases of Stockholder Securities by Purchaser pursuant to the Put Option shall be subject to applicable restrictions contained in the Delaware Law and any debt financing agreements entered into between Purchaser and any Lender. If any such restrictions prohibit the repurchase of Stockholder Securities pursuant to the Put Option which Purchaser is otherwise required to make, Purchaser shall make such repurchases or payments as soon as it is permitted to do so under such restrictions (such time from the date of the Exercise Notice to the date that Purchaser is so permitted to purchase the Stockholder Securities shall be deemed the “Default Period”); provided, however, if Purchaser is so prohibited by such restrictions from complying with its obligations under this Section 1.17 at the time of the exercise of the Put Option, then the Option Price for any Stockholder Securities which were not able to be purchased by Purchaser because of such restrictions shall be equal to $1.00 (as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to such Purchaser Common Stock) plus interest on such amount at a rate equal to 8% per annum, compounded annually, from the Closing Date through the date of the Option Closing; provided, however, the interest payable during the Default Period shall be twelve percent (12%) per annum, compounded annually.
     1.18. Repayment of Debt. As additional consideration for the Merger, Purchaser shall, immediately prior to the Effective Time, issue to each of the Sellers the number of shares of Purchaser Common Stock set forth next to each such creditor’s name on Schedule 1.18 (collectively, the “Debt Repayment Shares” and, together with the Merger Payment, the “Merger Consideration”), in each case as payment in full in of the obligations of Target pursuant to the Convertible Promissory Notes.
ARTICLE II.
CLOSING NET ASSET POSITION.
     2.1. Closing Net Asset Position Reconciliation. No later than three (3) Business Days prior to the Closing, Target will deliver to Purchaser a preliminary balance sheet, reflecting Target’s good faith estimate of the Closing Net Asset Position of the Companies, on a consolidated basis, as of the Closing Date (“Preliminary Balance Sheet”). On the date (the “True-Up Date”) which is the fifteenth day following the date on which Purchaser and the Agent have either agreed to the Closing Net Asset Position or completed the dispute resolution procedure described in Section 2.2 below, (a) if the Closing Net Asset Position is less than $9,982,078, then each Seller shall be obligated to deliver to Purchaser an amount of cash equal to such Seller’s Total Consideration Pro-Rata Percentage of such deficit, and (b) if the Closing Net Asset Position is more than $9,982,078, then Purchaser shall deliver to each Seller an amount of cash equal to such Seller’s Total Consideration Pro-Rata Percentage of such excess.
     2.2. Closing Date Balance Sheet.
     (a) As soon as reasonably practical after the Closing (but in any event no later than 120 calendar days after the Closing), Purchaser, at its cost and expense, shall prepare and close the financial books and records of the Companies as of the close of business, Chicago time, on the Closing Date, and, based on such books and records, shall prepare and deliver, or cause to be prepared and delivered, to the Agent, a balance sheet, dated as of the effective date of the Closing (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied in accordance with past practices of the Companies (except for the absence of footnotes), and shall present fairly the financial condition of the Companies, on a consolidated basis, as of the close of business, Chicago time, on the Closing Date, except that the Closing Date Balance Sheet shall be prepared in accordance with the principles set forth on the attached Schedule 2.2(a).
     (b) Purchaser shall deliver to the Agent the Closing Date Balance Sheet and include therein Purchaser’s calculation of the Closing Net Asset Position. If the Agent objects to the Closing Date Balance Sheet, including the Closing Net Asset Position calculation, provided to it by Purchaser, then within 30 calendar days of its receipt of the Closing Date Balance Sheet, the Agent shall give written notice in reasonable detail (the “Notice”) of its objections to Purchaser. During such 30-day period, Purchaser and Purchaser’s accountants shall give the Agent and its accountants access, upon reasonable notice and during normal business hours, to all books, records and work papers of the Companies, Purchaser and its accountants related to the preparation of the Closing Date Balance Sheet and calculation of the Closing Net Asset Position. If Purchaser has not received the Notice within such 30-day period, Sellers shall be deemed to have no objection to the Closing Date Balance Sheet and the Closing Date Balance Sheet shall become final and binding on the parties hereto for all purposes of this Agreement. The parties shall negotiate in good faith to resolve any disputes as promptly as practicable. If the parties are unable to resolve all disputes within twenty calendar days of receipt by Purchaser of the Notice, then only the unresolved disputes shall be submitted to the Chicago office of Grant Thornton, LLP or, if that firm declines such engagement or if Purchaser, Target, Sellers or the Agent has (or, within the past two years, had) any material engagement with Grant Thornton, LLP, another independent certified public accounting firm mutually agreed to by the parties, in each case utilizing partners that have not represented and have no relationship with either party (the “Independent Accountant”). The parties shall be entitled to provide the Independent Accountant with supporting documentation in connection with resolution of such disputes. The Independent Accountant shall, within 30 calendar days of its engagement, provide a final and conclusive resolution of all unresolved disputes and shall conform the Closing Date Balance Sheet, including the Closing Net Asset Position, accordingly. All references in this Agreement to the Closing Date Balance Sheet shall mean the Closing Date Balance Sheet as modified pursuant to this resolution procedure, and the resolution of the Independent Accountant shall be binding on the parties hereto, except that the foregoing shall not limit or prohibit a party from asserting a Claim and obtaining relief on account of any breach of a representation, warranty or covenant contained in this Agreement. If the Closing Net Asset Position determined by the Independent Accountant exceeds the Closing Net Asset Position set forth on the Closing Date Balance Sheet delivered to Agent by Purchaser by more than fifteen percent (15%), then the fees and expenses of the Independent Accountant shall be borne by Purchaser, and if the Closing Net Asset Position determined by the Independent Accountant does not exceed the Closing Net Asset Position set forth on the Closing Date Balance Sheet delivered to Agent by Purchaser by more than fifteen percent (15%), then the fees and expenses of the Independent Accountant shall be borne by Sellers (based on each Seller’s Total Consideration Pro-Rata Percentage of such fees and expenses).

     2.3. Closing Net Asset Position. As used herein, the term “Closing Net Asset Position” shall mean the amount by which the current assets of the Companies exceed the total liabilities of the Companies (excluding deferred revenues), in each case on a consolidated basis as reflected on the Closing Date Balance Sheet.
ARTICLE III.
CLOSING.
     3.1. Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place by electronic exchange of executed documents, with Target’s and Sellers’ documents being transmitted from Cooley LLP in San Diego, California, and Purchaser’s and Merger Sub’s documents being transmitted from Kaye Scholer LLP in Chicago, Illinois, at 12:00 noon (CST), on the date hereof, or such other time or date agreed upon by the parties (the “Closing Date”). In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the “Effective Time”).
     3.2. Target’s Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneous with Purchaser’s deliveries hereunder, Target shall deliver to Purchaser the documents, certificates and instruments listed in Schedule 3.2, all in form and substance reasonably satisfactory to Purchaser and its counsel.
     3.3. Purchaser’s and Merger Sub’s Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneous with Target’s deliveries hereunder, Purchaser and Merger Sub shall deliver to the Agent the documents, certificates and instruments listed in Schedule 3.3, all in form and substance reasonably satisfactory to Target and its counsel.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF TARGET.
     Target represents and warrants to Purchaser and Merger Sub as follows as of the Effective Time. The following representations and warranties are qualified by the exceptions set forth in the Schedules to this Article IV only to the extent an exception expressly refers to the specific representations and warranties which it qualifies or to the extent it is reasonably apparent by reading such exception the other specific representations and warranties which it qualifies, regardless of whether or not such exception contains an express cross-reference to any such other representations and warranties. The inclusion of any item in the Schedules does not constitute an admission of liability with respect to any Claims or an admission that any breach, violation, default or event of default exists with respect to any Contract.
     4.1. Organization of the Companies; Capitalization.
     (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on the Business and to execute this Agreement and to perform the transactions contemplated herein. Target has qualified as a foreign corporation and is in good standing under the laws of all jurisdictions where the nature of the Business or the nature and location of its assets requires such qualification except where the absence of such qualification would not have a material adverse effect on the business, financial condition or operations of Target, all as set forth in Schedule 4.1(a). Except for BSI and BSUK, Target does not have any subsidiary or any other equity interest or investment in any Person.
     (b) BSI is a corporation duly organized and validly existing under the laws of the State of Israel, with all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as is currently conducted. Neither the nature of the Business nor the nature and location of its assets requires BSI to qualify as a foreign corporation under the laws of any jurisdictions other than those where the absence of such qualification would not have a material adverse effect on the business, financial condition or operations of BSI. BSI does not have any subsidiary or any other equity interest or investment in any Person. The authorized capital stock of BSI consists of 100,000 shares of Ordinary Shares, NIS1.00 par value, of which there are 100 shares issued and outstanding. Target is the record and beneficial owner and holder of all of the issued and outstanding capital stock of BSI, free and clear of all Liens, there are no other outstanding shares of capital stock or voting securities, and no outstanding commitments to issue any shares of capital stock or voting securities, of BSI and there are no other options, warrants, calls, rights, commitments or agreements of any character to which any Company is a party or by which any Company is bound obligating any Company to, after the date hereof, issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of BSI or obligating BSI to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.
     (c) BSUK is a corporation duly organized, validly existing and in good standing under the laws of England and Wales, with all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as is currently conducted. Neither the nature of the Business nor the nature and location of its assets requires BSUK to qualify as a foreign corporation under the laws of any jurisdictions other than those where the absence of such qualification would not have a material adverse effect on the business, financial condition or operations of BSUK. BSUK does not have any subsidiary or any other equity interest or investment in any Person. The authorized capital stock of BSUK consists of 100 Ordinary Shares, £1 par value, of which there are 100 Ordinary Shares issued and outstanding. Target is the record and beneficial owner and holder of all of the issued and outstanding capital stock of BSUK, free and clear of all Liens, there are no other outstanding shares of capital stock or voting securities, and no outstanding commitments to issue any shares of capital stock or voting securities, of BSUK and there are no other options, warrants, calls, rights, commitments or agreements of any character to which any Company is a party or by which any Company is bound obligating any Company to, after the date hereof, issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of BSUK or obligating BSUK to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

     (d) The authorized capital stock of Target consists of (i) 66,450,000 shares of Target Common Stock, of which there are 2,717,467 shares issued and outstanding, (ii) 9,714,594 shares of Target Series A Preferred Stock, of which there are 9,687,094 shares issued and outstanding, and (iii) 38,558,333 shares of Target Series B Preferred Stock, of which there are 38,125,000 shares issued and outstanding. The Stockholders are the record and beneficial owners and holders of the Target Common Stock and the Target Preferred Stock, in the amounts shown on Schedule A, free and clear of all Liens.
     (e) Except as listed on Schedule A, there are no outstanding shares of capital stock or voting securities, and no outstanding commitments to issue any shares of capital stock or voting securities, in each case of Target other than (i) pursuant to the exercise of options outstanding under the 2004 Stock Option and Incentive Plan and the 2004 Israeli Stock Option Plan (collectively, the “Target Stock Option Plan”), (ii) pursuant to the Warrants, or (iii) pursuant to the Convertible Promissory Notes. Except for the rights created pursuant to this Agreement, the Target Stock Option Plan, the Warrants and the Convertible Promissory Notes, Target’s rights to repurchase any unvested shares under the Target Stock Option Plan or the stock option agreements thereunder and as set forth in Schedule 4.1(e), there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to, after the date hereof, issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or obligating Target to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. At or prior to the Effective Time, all outstanding, unexercised options and all of the Warrants will have been cancelled or otherwise terminated.
     (f) Schedule 4.1(f) hereto sets forth a true and complete list of all holders of outstanding options under the Target Stock Option Plan, including the number of shares of Target Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. No shares of Target Preferred Stock have been issued pursuant to, or are subject to any outstanding options under, the Target Stock Option Plan. As of the date hereof, (i) Target has reserved 13,057,204 shares of Target Common Stock for issuance to employees, consultants and directors pursuant to the Target Stock Option Plan, of which 1,487,178 shares of Target Common Stock have been issued pursuant to option exercises and 5,612,908 shares of Target Common Stock are subject to outstanding, unexercised options.
     (g) Schedule 4.1(g) contains a list of all persons whom Target reasonably believes are, with respect to the Target and as of the date of this Agreement, “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).
     (h) Schedule 4.1(h) sets forth a true and complete list of all outstanding warrants to purchase any Target Capital Stock (collectively, the “Warrants”), including the holders thereof, number of shares of Target Capital Stock subject to each such warrant, the exercise price per share and the term of each such warrant.

     (i) Except as set forth in Schedule 4.1(i), all outstanding shares of Target Capital Stock are, or will be, duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights or rights of first refusal created by statute, the Organizational Documents of Target or any agreement to which Target is a party or by which it is bound.
     (j) Except as set forth in Schedule 4.1(j), there are no contracts, commitments or agreements relating to voting, purchase or sale of Target’s capital stock between or among Target and any of its stockholders and, to the best of Target’s knowledge, between or among any of Target’s stockholders, in any such case which will be in effect after the Effective Time. The shares of Target Common Stock issued under the Target Stock Option Plan, as amended and under all prior versions thereof, have either been registered under the Securities Act or were issued in transactions which qualified for exemptions under, either Section 4(2) of, or Rule 701 under, the Securities Act for stock issuances under compensatory benefit plans. At or prior to the Effective Time, the Stockholders’ Agreement and the Investors’ Rights Agreement (as those terms are defined in Items 1 and 2 on Schedule 4.1(i)) will have been cancelled or otherwise terminated.
     4.2. Authority Relative to Agreement. Target has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance by Target of its obligations hereunder have been duly authorized by its Board of Directors, and no other proceedings on the part of Target are necessary to authorize such execution, delivery and performance other than the approval and adoption of this Agreement and approval of the Merger by the Stockholders. This Agreement has been duly executed by Target and constitutes the valid and legally binding obligation of Target enforceable against Target in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.
     4.3. Absence of Conflicts. Except as set forth in Schedule 4.3, the execution and delivery of this Agreement, the performance by Target of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (a) violate, or constitute a breach or default under, any provisions of any Company’s Organizational Documents, (b) require the consent of any third party (including any Governmental Authority), (c) result in the creation or imposition of any Lien upon the Target Capital Stock or any of the Company Assets, (d) violate any Rule or Judgment to which any Company or any of the Company Assets may be subject, or (e) result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under, any material mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature by which any Company or any of the Company Assets may be bound or affected.
     4.4. Books and Records. The Companies’ books and records, customer lists and records, vendor lists and records, Tax Returns and other Tax records, wherever located (collectively, the “Designated Books and Records”), are accurate and complete (to the extent not otherwise destroyed in compliance with the Companies’ policies or applicable Rules) and have been maintained in the Companies’ usual, regular and ordinary manner and all transactions of the Companies are properly reflected therein. The Companies’ customer files, vendor files, cost files and records, credit information, distribution records, business records and plans, studies, surveys, reports, material correspondence, form sales and promotional literature and materials, form advertising and advertising copy, and other similar materials, microfilm, microfiche, computer and other records, and all computer software, and all similar data, documents and items, wherever located (collectively, the “Other Books and Records” and, together with the Designated Books and Records, the “Books and Records”), have been maintained in the Companies’ usual, regular and ordinary manner, consistent with past practices. The minute books of the Companies contain accurate and complete records of all material actions taken by the stockholders, board of directors and committees of the board of directors of each Company. Except as set forth in Schedule 4.4, all Designated Books and Records are located at the Leased Real Property.
     4.5. Financial Statements. Except as set forth in Schedule 4.5, Target has delivered to Purchaser accurate and complete (i) copies of the audited consolidated and consolidating balance sheets of the Companies as of the last day of each of the two fiscal years of the Companies for the periods ended December 31, 2008 and 2007, respectively, together with the related consolidated and consolidating statements of income, stockholders’ equity and changes in cash flow for such fiscal years, and the notes thereto, in each case accompanied by the unqualified opinion thereon of Target’s independent public accountants (“Historical Statements”), and (ii) copies of the unaudited consolidated and consolidating balance sheets of the Companies as of December 31, 2009 and March 31, 2010 (the balance sheet of the Companies as of March 31, 2010 being referred to as the “Balance Sheet”), together with the related unaudited consolidated and consolidating statements of income, stockholders’ equity and changes in cash flow for the 12-month or 3-month period, as applicable, ended on such dates (“Interim Statements” and, together with the Historical Statements, the “Financial Statements”). Except as set forth in Schedule 4.5, the Financial Statements, including the notes to the Historical Statements, (a) were prepared in accordance with GAAP (except, in the case of the Interim Statements, for immaterial year-end and audit adjustments and the absence of notes thereto), (b) present fairly the consolidated and consolidating financial position, results of operations and changes in cash flows of the Companies as of such dates and for the periods then ended, and (c) can be reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Companies for United States federal income Tax purposes.
     4.6. Accounts Receivable. All outstanding accounts receivable and other receivables, billed and unbilled, and all negotiable instruments or other instruments and chattel paper, as are payable to the Companies as of the Closing Date (collectively the “Accounts Receivable”), (a) have arisen in bona fide transactions, (b) are valid claims against account debtors for goods or services delivered or rendered, subject to no defenses, offsets or counterclaims, except for the reserves related thereto reflected on the Balance Sheet in accordance with GAAP (the “Reserves”), and (c) subject to the Reserves, are collectible and will be collected in the ordinary course. All Accounts Receivables arose in the ordinary course of business and none of the obligors of such receivables have refused or given written or, to Target’s knowledge, oral notice that they refuse to pay the full amount thereof. No receivables are subject to prior assignment, claim or other Lien (other than Permitted Liens). No Company has any Liability for any refunds, allowances, returns or discounts in respect of products or services manufactured, processed, distributed, shipped, rendered, provided or sold by it or for its account, in each case except to the extent of the Reserves. Where receivables arose out of secured transactions, all financing statements and other instruments required to be filed or recorded to perfect the title or security interest of the applicable Company have been properly filed and recorded. After the Closing Date, neither the Surviving Corporation, BSI nor BSUK will have any obligation (whether in bankruptcy or insolvency proceedings or otherwise) to repay any receivables collected by any Company prior to the Closing Date or, to Target’s knowledge, any receivables reflected on the Closing Date Balance Sheet which the Surviving Corporation, BSI or BSUK collects after the Closing Date.
     4.7. Intentionally Omitted.
     4.8. Absence of Certain Changes or Events. Since the Measuring Date, there has not been, nor does Target have reason to know of, any Material Adverse Effect on any Company. Except as set forth on Schedule 4.8 hereto or as expressly contemplated by this Agreement, since the Measuring Date, each Company has operated the Business only in the ordinary course and has not:
     (a) redeemed or repurchased, directly or indirectly, any shares of capital stock or other equity security or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any shares of its capital stock or other equity security;
     (b) issued, granted, sold or transferred any equity securities, any securities convertible, exchangeable or exercisable into shares of its capital stock or other equity securities, or warrants, options or other rights to acquire shares of its capital stock or other of its equity securities (other than Target Common Stock in connection with an exercise of an option issued under the Target Stock Option Plan);
     (c) incurred any material indebtedness, obligation, lease or other Liability (contingent or otherwise);
     (d) intentionally omitted;
     (e) created, permitted or suffered any Lien with respect to any of the Company Assets;
     (f) sold, transferred, leased or removed from its premises any of its tangible assets except inventory in the ordinary course of business or sold, assigned, transferred or granted any rights under or with respect to any of the Company Intellectual Property, other than licenses of the Software to Target’s customers in the ordinary course of business, consistent with past practices;
     (g) executed, amended, or terminated (or committed to do such) any material agreement by which the Company Assets or any Company are or were bound or affected;
     (h) increased the compensation or benefits payable or to become payable to any officers or directors of any Company, or increased the compensation or benefits payable or to become payable to any other employee, independent contractor or agent of any Company by more than $10,000 in the aggregate;

     (i) made any material change in the operation or nature of any aspect of the Business whether made in the ordinary course of business or not;
     (j) induced any employee or independent contractor of any Company to leave his or her employment or retention, or acted to otherwise adversely affect the relations of any Company with any employee or independent contractor;
     (k) prepaid or accelerated payment of indebtedness, delayed payment of payables in a manner inconsistent with past practices, changed credit practices or done anything to materially and adversely affect the relationship of any Company to any of its customers or suppliers;
     (l) failed to replenish its inventories and supplies in a manner consistent with its prior practice, or made any purchase commitment in excess of the normal ordinary and usual requirements of the Business or at any price in excess of the then-current market price or upon terms and conditions more onerous than those usual and customary in the industry or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;
     (m) made any change in any method of accounting or accounting practice;
     (n) waived any material rights relating to the Business or arising under or in connection with any of the Company Assets;
     (o) acquired any assets or properties in an aggregate amount greater than $10,000;
     (p) entered into any transaction, agreement, contract or understanding with any Seller Related Party affecting any Company or the Company Assets or altered the terms of any transaction, agreement, contract or understanding with any Seller Related Party;
     (q) suffered any adverse labor dispute or controversy other than the termination of any of the Companies’ employees at the express direction of Purchaser;
     (r) without limiting the foregoing, entered into any material transaction affecting any of the Company Assets or the operations or financial condition of any Company, other than in the usual and ordinary course of business; or
     (s) entered into any oral or written agreement, contract, commitment, arrangement or understanding with respect to any of the matters described in clauses (a) through (r) above.
     4.9. Taxes. Except as set forth on Schedule 4.9:

     (a) Each Company has accurately prepared and timely filed all required Tax Returns required to have been filed by such Company and each such Tax Return is true, correct, accurate and complete in all respects.
     (b) Each Company has paid all Taxes required to be have been paid by it, and has withheld with respect to its employees all Taxes, required to have been withheld by it under the Federal Insurance Contributions Act, as amended, the Federal Unemployment Tax Act, as amended, and other Taxes it is required to have withheld from amounts paid or owing to any employee, stockholder, creditor, director, officer, agent or other third party and, to the extent required, has remitted the same to the applicable Governmental Authority.
     (c) Since the Balance Sheet Date, no Company has incurred liability for Taxes other than in the usual and ordinary course of business consistent with past practice, other than Tax liabilities arising connection with the transactions contemplated by this Agreement.
     (d) No Company has executed any waiver of any statute of limitations nor extended the period for the assessment or collection of any Tax.
     (e) No Company has received any written notice since December 31, 2004 (or to its knowledge, any other notice) from a Taxing Authority that (a) its Tax Returns relating to income, sales, payroll, real and personal property Taxes have been audited by any Taxing Authority, or (b) any audit or other examination of any Tax Return of any Company is presently in progress. No Company has received any notice from a Taxing Authority indicating an intent to open any such audit or other examination or to assess any additional Tax against such Company.
     (f) No Company is (nor has either ever been) required to join with any other Person in the filing of a consolidated income Tax return for federal or foreign Tax purposes or a consolidated or combined return or report for state or provincial Tax purposes, other than any such return that includes only two or more of the Companies. No Company is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement under which it may be required to pay or reimburse any other Person for Tax liabilities incurred by such other Person, except for agreements not dealing principally with the sharing, allocation, or indemnification of Taxes and in which the provisions dealing with Taxes are of a type typically included in such agreements (such as acquisition agreements, employment agreements, leases and loan agreements).
     (g) Target has no knowledge of any existing circumstances that reasonably may be expected to result in the assertion of a claim by any Taxing Authority that any Company has unsatisfied obligations with respect to any period for which Tax Returns are required to have been filed or Tax is required to have been paid by any Company. There are no Liens with respect to Taxes upon any of the Company Assets (except for Taxes not yet due).

     (h) No property owned by any Company is property that the Purchaser, any Company or the Surviving Corporation is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
     (i) No Company has (a) agreed to nor is required to make any change in method of accounting previously used by it in any Tax Return filed by it, which change in method would require such Company to make a positive adjustment to its income pursuant to Section 481(a) of the Code on any Tax Return for any taxable period for which such Company has not yet filed a Tax Return; (b) knowledge that the IRS has proposed any such adjustment or change in accounting method with respect to such Company, or (c) an application pending with any Taxing Authority requesting permission for any change in accounting method.
     (j) There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, as a consequence of the transactions contemplated by this Agreement, could give rise to the payment of any amount the deduction of which would be prohibited or that would not be deductible by Purchaser, any Company or the Surviving Corporation by reason of Section 280G of the Code or (i) with respect to BSI, under any similar provision of Israeli law, and (ii) with respect to BSUK, under any similar provision of English law.
     (k) No Company owns an interest in any (i) domestic international sales corporation, (ii) controlled foreign corporation, or (iii) passive foreign investment company.
     (l) No Company is a party (other than as an investor) to any industrial development bond.
     (m) During the previous two years, no Company has engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code.
     (n) None of the property owned or used by any Company is subject to a lease other than a “true” lease for federal income Tax purposes.
     (o) Since January 1, 2004, no claim has been made by a Taxing Authority in a jurisdiction in which any Company does not currently file Tax Returns that such Company is or may be subject to taxation by that jurisdiction.
     (p) During the past eight (8) years, no Company has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355).

     (q) No Company has been a beneficiary of or participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that is, was or, to the knowledge of Target, will be required to be disclosed under Treasury Regulations Section 1.6011-4. No Tax Return filed by or on behalf of Target within the last six (6) years has contained a disclosure statement under Section 6662 of the Code (or any similar provision of law), and no Tax Return has been filed by or on behalf of Target with respect to which the preparer of such Tax Return advised consideration of inclusion of such a disclosure, which disclosure was not made.
     (r) Any and all transactions and dealings between or among any of the Companies and any other Persons directly or indirectly related to the Companies have at all times occurred on arm’s-length terms, as if between and among unrelated parties. Each of the Companies has at all times fully complied with any and all Tax-related requirements that the arm’s-length nature of the terms of such transactions and dealings be documented.
     (s) No Company has taken or has any intention to take any action, either before or after the Closing, which could cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
     (t) Notwithstanding anything to the contrary herein, no Company makes any representation as to the amounts or possible limitations on the use of its tax attributes to offset income or taxes arising in any periods after the Effective Time as a result of Sections 382, 383 or 384 of the Code.
     4.10. Title to Properties. The Companies have, in the aggregate, good and marketable title to all of the Company Assets, free and clear of any Lien except for Permitted Liens and Liens set forth in Schedule 4.10, all of which Liens, except for Permitted Liens, shall be fully released at or prior to Closing. None of the directors, officers, employees, agents or Affiliates of any Company owns any of the Company Assets. Other than property subject to the Personal Property Leases and the Real Property Leases, no Company holds or uses any asset or property in connection with the Business which is not owned by such Company. Schedule 4.10 sets forth an accurate and complete list of all tangible personal property (other than Inventory) with a book value in excess of $1,000.00, including the location and owner thereof, owned by any Company or which is used in the operations of the Business.
     4.11. Contracts; Defaults. Schedule 4.11 contains an accurate and complete list of all of the contracts, agreements and commitments of whatever nature or description, whether oral or written, to which any Company is a party or by which any Company or the Company Assets are bound (collectively, the “Contracts”) except for (a) those set forth in another Schedule hereto, (b) those Contracts or groups of related Contracts with the same party which involve aggregate payments to or expenditures by the Companies of less than $10,000 and can be terminated by any Company at any time on thirty days’ written notice or less without Liability to, or any further obligation on the part of, any Company, and (c) those Contracts with customers of Target which are substantially in the form of the standard agreement attached hereto as Exhibit A to Schedule 4.11 which involve aggregate payments to the Companies of less than $30,000. Schedule 4.11 further sets forth all such contracts and agreements which would be required to be disclosed in

Schedule 4.11 if they had been executed prior to the Closing Date currently in negotiation or proposed by any Company. Each Contract is a valid, binding and enforceable obligation of one of the Companies and, to Target’s knowledge, the other party or parties thereto and each Contract is in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. Except as set forth on Schedule 4.11, no Company, nor, to Target’s knowledge, any other party thereto, is in default under any Contract and, to Target’s knowledge, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such an event of default thereunder.
     4.12. Compliance With Laws. Except as set forth on Schedule 4.12, each Company (a) has been during the past three (3) years and is in compliance with all federal, state, municipal, foreign and other laws, regulations, orders and other legal requirements applicable thereto (collectively, “Rules”) and, to Target’s knowledge, no condition exists which, with or without notice or passage of time or both, shall cause it not to remain in such compliance; and (b) has received no written or, to Target’s knowledge, oral notification and Target has no knowledge or reason to believe that any notification could be forthcoming from any Governmental Authority: (i) asserting that such Company is not in compliance with any Rule; (ii) threatening to revoke any License; or (iii) notifying such Company of any investigation or product recall by any such Governmental Authority. No Company is subject to any agreement or written understanding with any Governmental Authority with respect to the Company Assets or the Business.
     4.13. Real Property. No Company owns any real property. Schedule 4.13 sets forth an accurate and complete list of all real property leased or subleased by any Company (the “Leased Real Property”), including identification of the lease or sublease to which any Company is a party or by which any of its interests in real property is bound (the “Real Property Leases”). No Company has any Liability with respect to any Real Property Lease except as expressly set forth therein. One of the Companies is in peaceable possession of each parcel of the Leased Real Property. None of such Leased Real Property is subject to any easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments which materially and adversely affect the value to the Companies of the leasehold interest therein or which materially interfere with or impair the present and continued use thereof in the usual and normal conduct of the Business. To Target’s knowledge, except as disclosed on Schedule 4.13, none of the Leased Real Property is subject to any mortgage, deed of trust or other Lien (except the Lien of current Taxes not yet due and payable) which could, by foreclosure, enforcement or deed-in-lieu transfer, terminate or otherwise adversely affect any of the Real Property Leases. The Leased Real Property is subject to no leases or tenancies (including ground leases and other underlying leases) except the Real Property Leases. Neither the whole nor any portion of any Leased Real Property has been condemned, requisitioned or otherwise taken by any public authority, no notice of any such condemnation, requisition or taking has been received and, to the knowledge of Target, no such condemnation, requisition or taking the Leased Real Property is threatened. To Target’s knowledge, there are no public improvements pending or threatened which may result in special assessments against or otherwise affecting the Leased Real Property.
     4.14. Condition of Properties. The tangible Company Assets are in good operating condition, normal wear and tear excepted, and are fit for their intended purpose. To Target’s knowledge, there are no structural or other material physical defects or deficiencies in the condition of any Leased Real Property or improvements thereon. The buildings, structures and improvements comprising the Leased Real Property are in good condition (subject to normal wear and tear), and as such are adequate to conduct the Business.
     4.15. Litigation. Except as set forth in Schedule 4.15, there are no pending or, to the knowledge of Target, threatened Claims, legal actions, proceedings, investigations or outstanding orders, rulings, decrees or stipulations to which any Company is a party, by which any Company, the Business or the Company Assets are bound or affected or which affect or relate to the transactions contemplated hereby. To Target’s knowledge, there is no reasonable basis for any such legal action, proceeding or investigation. None of any Company, the Business nor any Company Asset is subject to any Judgment.
     4.16. Labor and Employee Matters.
     (a) Labor Agreements. No Company is a party to or otherwise bound by any collective bargaining agreement or any other agreement with any labor organization applicable to employees of or Persons providing services to any Company. No current union representation questions involving employees of or Persons providing services to any Company are outstanding. Target has no knowledge of any actual or threatened activity or proceeding of any labor organization (or representative thereof) to organize any unorganized employees of any Company. Except as set forth on Schedule 4.16(a), during the past three (3) years, no Company has experienced any material work stoppage, and no labor dispute, grievance, slowdown, lockout, strike, work stoppage or other collective labor action is in effect, pending or, to the knowledge of Target, threatened against or affecting the Business. No Company is engaged in any unfair labor practice. There has been no mass lay-off, plant closure, employment loss or other event covered by the Worker Adjustment and Retraining Notification Act within the last year. During the past year Target has terminated no more than 10 employees and BSI has terminated no more than 9 employees (excluding any employees terminated for cause within the meaning of applicable law).
     (b) Agreements. Except as set forth on Schedule 4.16(b), no Company is currently a party to or bound by any Contract for the employment of any director, officer or employee or for the performance by any independent contractor of services. Except as set forth on Schedule 4.16(b), there are no agreements, arrangements or understandings that would restrict the ability of any Company to terminate the employment of any of its employees at any time, at will, without Liability (except for Liabilities arising under applicable Rules, including COBRA). Except as set forth on Schedule 4.16(b), there are no agreements, arrangements or understandings that would restrict the ability of any Company to terminate at will, at any time upon thirty days’ notice or less, without Liability, the agency, distributorship, consultancy or other contract or arrangement of any employee or independent contractor, except to the extent longer notice periods are expressly required pursuant to the terms of the Contracts disclosed in a Schedule to this Agreement, accurate and complete copies of which have been provided to Purchaser. No Company is a party, directly or indirectly, to any Contract with any Governmental Authority which would require it to maintain an affirmative action plan or similar program or arrangement. To Target’s knowledge, no employee of any Company has any plan or intention to terminate employment with such Company or not to accept an offer of employment by Purchaser, if made.
     (c) Compensation. Schedule 4.16(c) sets forth an accurate and complete (i) list of directors, officers, employees and independent contractors who perform services for any Company, (ii) summary description, for each such Person, of the current rate of compensation payable to such Person (including the date of the most recent increase thereof if such increase occurred during the twelve months prior to the date hereof), whether such Person is an active employee or on leave, whether such Person is employed on a full-time or part-time basis and any severance pay, lump sum or other payment, compensation or other remuneration that such Person is or would be eligible to receive upon termination of employment or service or as a result of any of the transactions contemplated by this Agreement (except for Liabilities arising under applicable Rules, including COBRA), and (iii) list of all former directors, officers, employees and independent contractors to whom any Company is currently obligated to pay any severance, compensation or other remuneration or benefit. Except as expressly set forth in Schedules 4.16(b) and 4.16(c), no Company has any severance policy or other severance obligation. Schedules 4.16(b) and 4.16(c) also contain a complete and accurate list of any bonus, severance payment, change of control payment, payment triggered by termination of any employment agreement to which any Company is a party or other payments owed by any Company at Closing on account of any Employee Plan or other Contract, or owed at any other time and which would not be payable but for, individually or among other things, the consummation of the transactions contemplated by this Agreement.
     (d) Manuals. Set forth in Schedule 4.16(d) is an accurate and complete list of all of each Company’s current published or formal written employee manuals, brochures, publications, policies, procedures or similar documents regarding compensation, benefits, perquisites, office administration, personnel matters and hiring, evaluation, supervision, training, termination and promotion of employees of any Company and all material, written communications to employees concerning such matters.
     4.17. Employee Plans.
     (a) Schedule 4.17(a) contains a list of all (i) employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, policies or arrangements which provide non-qualified deferred compensation, bonus or retirement benefits, severance or “change of control” (as set forth in Section 280G of the Code) benefits, or life, disability, accident, vacation, tuition reimbursement or other material fringe benefits, and (iii) employee pension benefit plans (as defined in Section 3(2) of ERISA), in each case maintained with respect to any employees of any Company and those employees on lay-off, disability or leave of absence, former employees, and retired employees other than employees employed in Israel or the United Kingdom (collectively, the “US Employee Plans”). Each of the US Employee Plans and, with respect to each US Employee Plan, each Company, is and has been maintained in compliance, in form and operation, with the requirements provided by any and all applicable Rules, including ERISA, and the Code. All required reports and descriptions of the US Employee Plans have been timely filed with the appropriate Governmental Authority and distributed. No Company maintains, contributes to, or has any Liability or obligations with respect to any multiemployer plan” (within the meaning of Section 3(37) of ERISA), any plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code, or any plan, program, arrangement, or agreement providing for medical, health, life or other welfare benefits for present or future terminated employees (other than any welfare benefits provided in compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985 or other similar law (“COBRA”)). Each Company is in compliance with Section 4980B of the Code.
     (b) With respect to the employees of BSI (the “Israeli Employees”), except as set forth in Part I of Schedule 4.17(b):
     (i) the employment of each Israeli Employee is subject to termination upon not more than 30 days prior written notice under the termination notice provisions included in the employment agreement with such Israeli Employee or applicable Rules;
     (ii) all obligations of BSI to provide statutory severance pay to all Israeli Employees pursuant to the Severance Pay Law (5723-1963) are fully funded or accrued on the Balance Sheet;
     (iii) all amounts that BSI is legally or contractually required either (x) to deduct from Israeli Employees’ salaries or to transfer to such Israeli Employees’ managers insurance, pension or provident fund, life insurance, incapacity insurance, education fund or other similar funds or (y) to withhold from the Israeli Employees’ salaries and benefits and to pay to any Governmental Authority as required by the Tax Ordinance and the National Insurance Law of Israel or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and BSI had no overdue outstanding obligation to make any such deduction, transfer, withholding or payment;
     (iv) BSI is in compliance with all applicable Rules and Contracts relating to employment, employment practices, wages, bonuses, pension benefits and other compensation matters and terms and conditions of employment related to Israeli Employees; and
     (v) Part II of Schedule 4.17(b) contains an accurate and complete English translation of the exhibit to each Contract pursuant to which an Israeli Employee is employed by BSI entitled “Order and Confirmation Regarding Payments of Employers to Pension Funds and Insurance Funds Instead of Severance Pay”.
BSI is not subject to, and no Israeli Employee benefits from, any extension order (‘tzavei harchava’) other than extension orders applicable to employees generally in Israel or generally in BSI’s industry.

     4.18. Environmental Matters. The operations of the Business have been at all time and are in compliance with all Rules relating to pollution or protection of the environment, including, but not limited to, any statutes, rules or regulations relating primarily to emissions, discharges, release of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, groundwater or land or otherwise relating to the manufacture, process, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants or hazardous toxic materials or water (the “Environmental Laws”). No written or, to Target’s knowledge, oral notice or Claim has been received by any Company within the past two (2) years with respect to violations of any such Environmental Laws and Target does not know of any obligation or Liability relating to violations of any such Environmental Laws. Each Company possesses all required permits, licenses, certifications and approvals and has filed all notices or applications relating or pertaining to such Environmental Laws.
     4.19. Inventory. All items of inventory, including raw materials, work-in-process, finished goods and packing supplies (collectively, the “Inventory”) (a) have been acquired in the ordinary course of business, and (b) are (and will be as of the Closing Date ) of a good and merchantable quality, usable or, with respect to finished goods, saleable in the ordinary course except for obsolete, slow moving, defective or below-standard quality items for which a reserve has been established on the Books and Records in compliance with GAAP.
     4.20. Intellectual Property.
     (a) Schedule 4.20(a) sets forth an accurate and complete list (together with a summary description of each item (as appropriate) and, where applicable, of the date granted or applied for, and the expiration date and status thereof) of all United States and foreign Patents, Trademarks, Trade Names, service marks, web sites, domain names, logos and copyrights (i) licensed to or from any third party by any Company as described thereon, (ii) owned by, or registered or applied for by, or in the name of, any Company, (iii) in which any Company has any rights, or (iv) which are utilized in the operation of the Business, in each case other than Shrink-Wrap Software.
     (b) Except as expressly set forth in Schedule 4.20(b), (i) Target owns, on an exclusive basis, free and clear of all Liens, all right, title and interest in, or possesses sufficient rights to use, all of the Intellectual Property utilized in the operation of the Business (the “Company Intellectual Property”), including the Intellectual Property identified in Schedule 4.20(a); provided that BSUK owns, on an exclusive basis, free and clear of all Liens, all right, title and interest in, or possesses sufficient rights to use, all of the Intellectual Property identified in Items 3 and 4 of Schedule 4.35(b); and (ii) without limiting clause (i) hereof, Target owns, on an exclusive basis, free and clear of all Liens, all right, title and interest in all provisional and nonprovisional U.S. and non-U.S. patent applications upon which priority is claimed by such patent applications, and the inventions and non-public subject matter described therein. None of the Company Intellectual Property, nor the operations of the Business, infringe the proprietary rights of any third party. Any breach of the immediately preceding sentence shall not be deemed to be a breach of the representations and warranties made in Section 4.10 of this Agreement. The first sentence of this Section 4.20(b) shall not be deemed a representation as to the sufficiency of any Company Intellectual Property, which shall be addressed solely by Section 4.34. The representations and warranties contained in this Section 4.20(b) do not apply to any commercially available software products under standard end-user license agreements (“Shrink-Wrap Software”) used by any Company.
     (c) Except as set forth in Schedule 4.20(c), no Company pays any royalty to anyone with respect to any of the Company Intellectual Property. Except as set forth in Schedule 4.3, consummation of the transactions contemplated by this Agreement will not adversely affect the right, title and interest of any Company in and to the Company Intellectual Property. To the knowledge of Target, none of the Company Intellectual Property is being infringed by any Person. Each Company has sufficient software licenses for all of the Shrink-Wrap Software which it uses in the operation of the Business without violating the terms or provisions of any such software license.
     (d) Except as set forth in Schedule 4.20(d), the patent applications listed on Schedule 4.20(a) were duly filed and Target has no knowledge of any information or facts that should prevent the applications to issue as Patents, or would render such Patents invalid or unenforceable.
     4.21. Licenses. Set forth in Schedule 4.21 is a true and complete list of all of each Company’s licenses, permits, quotas, authorizations, franchises, registrations and other approvals from any Governmental Authority (collectively, “Licenses”). Each of the Licenses has been duly obtained, is valid and in full force and effect, and is not subject to any Liens or any pending or, to Target’s knowledge, threatened administrative or judicial proceeding to revoke, cancel or declare such License invalid in any respect. Except as set forth in Schedule 4.3, consummation of the transactions contemplated by this Agreement will not adversely affect the rights of any Company in and to the Licenses. The Licenses are sufficient in all respects to permit the lawful conduct by the Companies of the Business in the manner now conducted by the Companies. No Company is in default or in violation with respect to any of the Licenses, and no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by any Company under or violation of any License.
     4.22. Insurance. Each Company maintains commercially reasonable amounts of insurance to protect such Company and the Company Assets against the types of liabilities customarily insured against by Persons in connection with the operation of similar businesses with similar financial resources and operations, an accurate and complete list of which are set forth in Schedule 4.22, and all premiums due and payable on such policies have been paid. Each Company has complied with the provisions of all such policies. Such policies are in full force and effect and no Company is in default under any of them. No Company has received any written notice of cancellation or intent to cancel or increase premiums with respect to such insurance policies, nor, to Target’s knowledge, is there any basis for any such action. Schedule 4.22 also contains a list of all claims or asserted claims reported to insurers under such policies, including all claims, actions or proceedings asserted against any Company at any time within the past three (3) years.
     4.23. Customers. Set forth in Schedule 4.23 is an accurate and complete list of (a) all of the current customers of the Companies whose purchases from the Companies during the last twelve months exceeded $15,000, and (b) customers of the Companies from 2009 or 2008 who are no longer customers and whose annual purchases during any calendar year exceeded $15,000. (i) No customer of any Company set forth on Schedule 4.23 in response to clause (a) of this Section 4.23 (each, a “Major Customer”), has threatened in writing or, to Target’s knowledge, orally, to Target within the last twelve months to cancel or otherwise terminate, or to the knowledge of Target, intends to cancel or otherwise terminate, the relationship of such Person with any Company, (ii) no such Major Customer has during the last twelve months decreased materially or threatened in writing or, to Target’s knowledge, orally, to Target to decrease or limit materially its usage or purchase of services or products of any Company, or to the knowledge of Target, intends to modify materially its relationship with any Company, and (iii) to the knowledge of Target, assuming Purchaser or one of its Affiliates continues to operate the Business, the purchase of the Business by Purchaser will not materially and adversely affect the relationship of the Business with any Major Customer. No Company has offered to any Person, and Target has no knowledge of any Person entitled to claim, any cash discount, profit participation, stock adjustment or other rebate or premium in connection with or on account of the purchase of products or services of any Company.
     4.24. Transactions with Related Parties. For purposes of this Agreement, the term “Seller Related Party” shall mean (a) each Seller, (b) each past or present director or officer of any Company, (c) each current employee of any Company, and (d) each Immediate Family Member of any persons referred to in (a), (b) or (c). Except as set forth in Schedule 4.24, during the past three years no Seller Related Party has been a member, manager, director or officer of, or has had any direct or indirect interest in, any person or entity which during such period has been a supplier or customer of products or services of any Company, or has competed with or been engaged in any business similar to the Business. Except as set forth in Schedule 4.24, no Seller Related Party owns, directly or indirectly, in whole or in part, any tangible or intangible property of any Company or that any Company uses in the conduct of the Business. Except as set forth in Schedule 4.24, no Seller Related Party owes any money or other amounts to, nor is any Seller Related Party owed any money or other amounts by any Company other than compensation paid for services actually performed, or reimbursement of expenses, in each case in amounts in keeping with past practice and in the ordinary course of business and not in violation of any other provision of this Agreement. For purposes of this Section 4.24, the beneficial ownership of no more than three percent of the outstanding voting stock of a publicly traded corporation shall not be deemed to be a “direct or indirect economic interest” in any Person, so long such beneficial ownership does not include any management authority or control.
     4.25. Absence of Certain Commercial Practices. No Company nor any of its respective officers or directors or, to Target’s knowledge, any other Representatives of any Company (or, to Target’s knowledge, any Person (other than an officer or director of any Company) acting on behalf of any of the foregoing) has given or agreed to give (a) any gift or similar benefit of more than nominal value to any supplier, Governmental Authority (including any governmental employee or official) or any other Person who is or may be in a position to help, hinder or assist any Company, the Business or the Person giving such gift or benefit in connection with any actual or proposed transaction relating to the Business, which gifts or similar benefits would individually or in the aggregate subject any Company or any such officer, director, employee or agent to any fine, penalty, cost or expense or to any criminal sanctions, (b) receipts from or payments to any governmental officials or employees, (c) commercial bribes or kick-backs, (d)

political contributions, or (e) any receipts or disbursements in connection with any unlawful boycott, in each case in violation of any Rule. No such gift or benefit is required in connection with the operation of the Business to avoid any fine, penalty, cost, expense or any material adverse effect on the financial condition, net worth, assets, Liabilities, personnel or operations (including relationships with suppliers, employees, customers and others) of the Business.
     4.26. Name. Except as set forth on Schedule 4.26, no Company has ever operated during the past five years under, or used, any corporate name other than “Breach Security, Inc.”, “Breach Security LTD” or “Breach Security (UK) LTD”.
     4.27. Brokers or Finders. Other than America’s Growth Capital, no Company has employed or engaged any firm, corporation, agency or other person to act as a broker, finder or investment banker in connection with the transactions contemplated by this Agreement.
     4.28. Indebtedness. All of the Liabilities of the Companies for accounts payable as of the Closing Date (a) have arisen in bona fide transactions, and (b) arose in the ordinary course of business, consistent with past practice. No Company has experienced or suffered any material delay in the payment of its Liabilities to its trade creditors (including suppliers) or with respect to its trade debt. No Company has outstanding any Indebtedness for Borrowed Funds other than as set forth on Schedule 4.28 and no Company has agreed to create or incur any additional or other Indebtedness for Borrowed Funds. No Company has any Liability to any Stockholder other than compensation paid for services actually performed or reimbursement of expenses in each case in amounts in keeping with past practice and in the ordinary course of business and not in violation of any other provision of this Agreement.
     4.29. Bank Accounts, Etc. Schedule 4.29 sets forth an accurate and complete list of each financial institution in or with which any Company has an account, credit line or safety deposit box, and a brief description thereof including amounts and the names of all persons currently authorized to draw thereon or having access thereto.
     4.30. Quotas; Foreign Trade Zones. Each Company has obtained and is in compliance with all approvals and permits necessary for the operation of the import and export operations of the Business.
     4.31. Board Approval. The Board of Directors of Target has (a) approved this Agreement and the Merger, (b) determined that this Agreement and the Merger are advisable and in the best interests of the stockholders of Target and are on terms that are fair to such stockholders and (c) recommended that the Stockholders approve this Agreement and consummation of the Merger.
     4.32. Required Stockholder Vote. The only votes, consents or approvals of the stockholders of Target required pursuant to Target’s Organizational Documents, Delaware Law, or any agreement between Target and holders of Target Capital Stock to adopt and approve the terms of this Agreement, the Merger and the transactions contemplated hereby (the “Target Required Stockholder Approvals”) are the vote (at a duly called meeting of stockholders of Target for such purpose) or written consent of the holders of (a) a majority of the Target Capital

Stock outstanding on the record date, voting together on an as converted basis, and (b) a majority of the Target Preferred Stock, voting together on an as converted basis.
     4.33. Rights Agreements. No Company has any “Rights Agreement” or similar instruments or plans which will be triggered on account of the execution of this Agreement by Target.
     4.34. Sufficiency of Assets. The assets and properties owned by the Companies, or which the Companies have the right to use pursuant to a binding and legally enforceable Contract, constitute all of the assets and properties, tangible and intangible, (a) which are used (whether or not owned) by the Companies in the operation of the Business, or (b) which are necessary for the operation of the Business in the ordinary course consistent with past practice.
     4.35. Subsidiaries.
     (a) BSI has no assets, and has never operated any business, other than as set forth on Schedule 4.35(a).
     (b) BSUK has no assets, and has never operated any business, other than as set forth on Schedule 4.35(b). Except as set forth on Schedule 4.35(b), BSUK has never had any employees.
     4.36. Full Disclosure. No representation, warranty or covenant of Target contained in this Agreement, nor any certificates, Schedules or Exhibits furnished to Purchaser by Target pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which they were or are to be made, not misleading.
     4.37. Documents. Except as set forth in Schedule 4.37, complete and accurate copies of the following have been furnished or Made Available to Purchaser, none of the following have been amended, modified or supplemented, except as has been Made Available to Purchaser and there are no agreements to amend, modify or supplement any of the following from the form Made Available to Purchaser:
     (a) All documents listed or referred to in the Schedules to this Article IV, except as notated therein;
     (b) Each Company’s Organizational Documents as currently in effect;
     (c) All form agreements and instruments relating to or issued under the Target Stock Option Plan and all of the Warrants;
     (d) With respect to each Employee Plan, to the extent applicable, (i) all plan documents, (ii) the most recent determination or opinion letters received from the IRS, (iii) the most recent application for determination filed with the IRS, (iv) the latest actuarial valuations, (v) the latest financial statements, (vi) Form 5500 Annual Reports and Schedule A and Schedule SB thereto for the last three years, (vii) all related trust agreements, insurance contracts or other funding arrangements which implement any of such Employee Plans, and (viii) all Summary Plan Descriptions and summaries of modifications thereto communicated to employees;
     (e) All insurance policies referred to in Section 4.22, together with all riders and amendments thereto; and
     (f) A correct and complete summary of the Israeli Employees’ salaries, including any components which are not included in the basis for calculation of amounts set aside for purposes of statutory severance pay and pension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS.
     Each Seller, solely on behalf of itself and not on behalf of any other Seller, hereby represents and warrants to Purchaser as follows as of the Effective Time:
     5.1. Ownership of Stock. Such Seller is the record and beneficial owner and holder of the Target Common Stock and the Target Preferred Stock in the amounts shown next to such Seller’s name on Schedule A, free and clear of all Liens, and, except as set forth in Schedule 5.1, such Seller is not a party to any contract, commitment or agreement relating to voting, purchase or sale of the Target’s Capital Stock.
     5.2. Authority Relative to Agreement. Such Seller has the power and authority to enter into this Agreement and to carry out his, her or its obligations hereunder. The execution and delivery of this Agreement and the performance by such Seller of his, her or its obligations hereunder have been duly authorized, and no other proceedings on the part of such Seller are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by such Seller and constitutes the valid and legally binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.
     5.3. Absence of Conflicts. Except as set forth in Schedule 5.3, the execution and delivery of this Agreement, the performance by such Seller of his, her or its obligations hereunder and the consummation of the transactions contemplated hereby will not (a) violate, or constitute a breach or default under, any provisions of such Seller’s Organizational Documents, (b) require the consent of any third party (including any Governmental Authority), (c) result in the creation or imposition of any Lien upon the Target Common Stock or the Target Preferred Stock owned by such Seller, (d) violate any Rule or Judgment to which such Seller or the Target Common Stock or the Target Preferred Stock owned by such Seller may be subject, or (e) result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under, any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature by which such Seller or the Target Common Stock or the Target Preferred Stock owned by such Seller may be bound or affected.
     5.4. Litigation. Except as set forth in Schedule 5.4, there are no pending or, to the knowledge of such Seller, threatened Claims, legal actions, proceedings, investigations or outstanding orders, rulings, decrees or stipulations to which such Seller is a party either by which the Target Capital Stock owned by such Seller is bound or affected or which affect or relate to the transactions contemplated hereby. To such Seller’s knowledge, there is no reasonable basis for any such legal action, proceeding or investigation. None of the Target Capital Stock owned by such Seller is subject to any Judgment.
     5.5. Accredited Investor. Such Seller is an “accredited investor” as that term is defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).
     5.6. Information and Opportunity to Inquire.
     (a) Such Seller has been given access to all documents and information he, she or it has requested in connection with making a decision to invest in the Purchaser Common Stock and, if applicable, in the sole discretion of such Seller, has been advised by counsel. Such Seller has had the opportunity to ask questions of Representatives of Purchaser and has had all of its questions answered to its satisfaction. Such Seller has received and had a chance to review all of the information (both financial and otherwise) which it has requested to review in connection with its decision to invest in the Purchaser Common Stock.
     (b) Such Seller has such knowledge and experience in business and financial matters that he, she or it is capable of evaluating the merits and risk of his, her or its investment in the Purchaser Common Stock and protecting his, her or its own interests in connection with the transactions contemplated by this Agreement.
     (c) Such Seller is acquiring the Purchaser Common Stock solely for its own account and beneficial interest for investment and not with a view to or for sale in connection with any distribution of any part thereof, has no present intention of selling, granting any participation in or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention. The entire legal and beneficial interest of the Purchaser Common Stock which such Seller is acquiring is being acquired for its own account only and not in whole nor in part for any other person. Any transfer of the Purchaser Common Stock by such Seller will be made in compliance with all applicable federal and state securities laws.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF PURCHASER.
     Purchaser represents and warrants to Target and Sellers as follows as of the Effective Time. The following representations and warranties are qualified by the exceptions set forth in the Schedules to this Article VI only to the extent an exception expressly refers to the specific representations and warranties which it qualifies or to the extent it is reasonably apparent by reading such exception the other specific representations and warranties which it qualifies, regardless of whether or not such exception contains an express cross-reference to any such other representations and warranties. The inclusion of any item in the Schedules does not constitute an admission of liability with respect to any Claims or an admission that any breach, violation, default or event of default exists with respect to any contract or agreement to which Purchaser is a party.
     6.1. Organization, Ownership and Qualification. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as is currently conducted, and to execute this Agreement and to perform the transactions contemplated herein. Purchaser has qualified as a foreign corporation and is in good standing under the laws of all jurisdictions where the nature of its business or the nature and location of its assets requires such qualification except where the absence of such qualification would not have a material adverse effect on the business, financial condition or operations of Purchaser. Purchaser has delivered to the Company complete and accurate copies of its and Merger Sub’s Organizational Documents as currently in effect, the Purchaser Stockholder Agreement and the Purchaser Investor Rights Agreement, together with all amendments and modifications thereto as currently in effect. Purchaser does not have any subsidiary or own any other equity interest or investment in any Person except as set forth on Schedule 6.1 and Merger Sub and each subsidiary identified in Schedule 6.1 is, directly or indirectly, wholly owned by Purchaser.
     6.2. Authority Relative to Agreement. Each of Purchaser and Merger Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance by Purchaser and Merger Sub of its obligations hereunder have been duly authorized, and no other proceedings on the part of Purchaser or Merger Sub are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Purchaser and Merger Sub and constitutes the valid and legally binding obligation of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.
     6.3. Absence of Conflicts. Except as set forth in Schedule 6.3, the execution and delivery of this Agreement, the performance by each of Purchaser and Merger Sub of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (a) violate, or constitute a breach or default under, any provisions of the Organizational Documents of Purchaser or Merger Sub, (b) require the consent of any third party (including any Governmental Authority), (c) result in the creation or imposition of any Lien upon Purchaser’s assets, (d) violate any Rule or Judgment to which Purchaser or its assets may be subject, or (e) result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under, any material mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature by which Purchaser or any assets of Purchaser may be bound or affected.
     6.4. Capitalization. The authorized capital stock of Purchaser as of May 31, 2010 consists of (a) 136,775,210 (which, by no later than the Closing Date, shall be increased to 144,175,210) shares of Class A Voting Common Stock, par value $0.0001 per share, of which 83,675, 284 shares were issued and outstanding as of May 31, 2010, (b) 6,174,654 shares of Class B Non-Voting Common Stock, par value $0.0001 per share, of which 2,965,752 shares were issued and outstanding as of May 31, 2010, (c) 10,952,633 shares of Series A-1 Preferred

Stock, par value $0.0001 per share, of which 10,952,633 shares are issued and outstanding as of the date hereof, (d) 11,505,258 shares of Series A-2 Preferred Stock, par value $0.0001 per share, of which 11,505,258 shares are issued and outstanding as of the date hereof, and (e) 5,882,353 shares of Series B Preferred Stock, par value $0.0001 per share, of which 5,882,351 shares are issued and outstanding as of the date hereof. Except as set forth in Schedule 6.4, there are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof, other than pursuant to the exercise of options outstanding as of such date under the Purchaser Stock Option Plan. As of May 31, 2010, 16,773,805 shares of Purchaser Common Stock (net of previously exercised options issued under the Purchaser Stock Option Plan) are reserved for issuance under the Purchaser Stock Option Plan. The shares of Purchaser Common Stock to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid, and non-assessable, free of any Liens imposed by Purchaser. The designations, powers, preferences and rights of Purchaser Common Stock to be issued pursuant to this Agreement are set forth in the Organizational Documents of Purchaser.
     6.5. Financial Statements. Purchaser has delivered to Target accurate and complete (a) copies of the audited balance sheets of Purchaser as of the last day of each of the two fiscal years of Purchaser for the periods ended December 31, 2008 and 2007, respectively, together with the related statements of income, stockholders’ equity and changes in cash flow for such fiscal years, and the notes thereto, together with the report thereon of Purchaser’s independent auditors (“Purchaser Historical Statements”), and (b) copies of the unaudited balance sheet of Purchaser as of December 31, 2009, together with the related unaudited statement of income for the twelve-month period ended on such date (“Purchaser Unaudited Statements”), and (c) copies of the unaudited balance sheet of Purchaser as of March 31, 2010 (“Purchaser Balance Sheet”), together with the related unaudited statement of income for the three-month period ended on such date, (“Purchaser Interim Statements” and, together with the Purchaser Historical Statements and the Purchaser Unaudited Statements, the “Purchaser Financial Statements”). Except as set forth on Schedule 6.5, the Purchaser Financial Statements (i) were prepared in accordance with GAAP (except, with respect to Purchaser Unaudited Statement and the Purchaser Interim Statements, for immaterial year-end and audit adjustments and the absence of notes thereto), (ii) present fairly the financial position, results of operations and changes in cash flows of Purchaser as of such dates and for the periods then ended, and (iii) can be reconciled with the financial statements and the financial records maintained and the accounting methods applied by Purchaser for United States federal income Tax purposes.
     6.6. Compliance With Laws. Purchaser (a) is in material compliance with all Rules and, to the knowledge of Purchaser, no condition exists which, with or without notice or passage of time or both, shall cause it not to remain in compliance; and (b) has received no written or, to Purchaser’s knowledge, oral notification and Purchaser has no knowledge or reason to believe that any notification could be forthcoming from any Governmental Authority: (i) asserting that Purchaser is not in compliance with any Rule; (ii) threatening to revoke any licenses (including licenses to use computer software), permits, quotas, authorizations, franchises, registrations and other approvals from any Governmental Authority or from any private party; or (iii) notifying Purchaser of any investigation or product recall by any such Governmental Authority. Assuming the truth and accuracy of the representations and warranties made by the Sellers in Article V of this Agreement, and subject to the timely filing of a Form D pursuant to Regulation D under the

Securities Act by Purchaser, the offer and sale to the Sellers of the Purchaser Common Stock as contemplated by this Agreement will be exempt from the registration requirements of Section 5 of the Securities Act.
     6.7. Litigation. Except as set forth in Schedule 6.7, there are no pending or, to the knowledge of Purchaser, threatened Claims, legal actions, proceedings, investigations or outstanding orders, rulings, decrees or stipulations to which Purchaser is a party, by which Purchaser is bound or affected or which affect or relate to the transactions contemplated hereby. None of the Purchaser, the Purchaser’s business nor any material asset of Purchaser, is subject to any Judgment which remains unsatisfied or unsettled.
     6.8. Brokers or Finders. Purchaser has not employed or engaged any firm, corporation, agency or other person to act as a broker, finder or investment banker in connection with the transactions contemplated by this Agreement.
     6.9. Absence of Undisclosed Liabilities. Except as set forth on Schedule 6.9, Purchaser does not have any Liability, including, without limitation, deferred Tax liabilities, vacation time or pay, severance pay, future amounts payable arising out of prior transactions, and any other Liabilities relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, or other condition which occurred or existed on or before the Closing Date, which is not fully shown or provided for in the Purchaser Balance Sheet, except: (a) under the executory portion of any contract or agreement (i) by which Purchaser or any of its subsidiaries is bound on the Closing Date, and (ii) the existence of which does not otherwise constitute or result from a breach of any representation, warranty or covenant of this Agreement, (b) Liabilities incurred in the usual and ordinary course of business subsequent to the Balance Sheet Date consistent with past practice, (c) Liabilities incurred in connection with the transactions contemplated by this Agreement, and (d) Liabilities not required by GAAP, consistently applied in accordance with past practices of Purchaser and its subsidiaries, to be reflected on a balance sheet of Purchaser or any of its subsidiaries.
     6.10. Intellectual Property.
     (a) Except as expressly set forth in Schedule 6.10, one of Purchaser or its subsidiaries owns, on an exclusive basis, all right, title and interest in, or possesses sufficient rights to use, all of the Intellectual Property utilized in the operation of the Purchaser’s and its subsidiaries’ business (the “Purchaser Intellectual Property”). None of the items of Purchaser Intellectual Property, nor the operation of the businesses of Purchaser or any of its subsidiaries, in each case other than the Acquired IP, infringe the proprietary rights of any third party and, to the knowledge of Purchaser, none of the Acquired IP infringes the proprietary rights of any third party. Any breach of the immediately preceding sentence shall not be deemed to be a breach of the representations and warranties made in the first sentence of this Section 6.10(a).
     (b) To the knowledge of Purchaser, none of the Purchaser Intellectual Property is being infringed by any Person.

     (c) The representations and warranties contained in this Section 6.10 do not apply to any Shrink-Wrap Software.
     6.11. Insurance. Purchaser maintains commercially reasonable amounts of insurance to protect Purchaser and the assets of Purchaser and its subsidiaries against the types of liabilities customarily insured against by Persons in connection with the operation of similar businesses with similar financial resources and operations, and all premiums due and payable on such policies have been paid.
     6.12. Transactions with Related Parties. For purposes of this Agreement, the term “Purchaser Related Party” shall mean (a) each past or present director or executive officer of Purchaser or any of its subsidiaries (but, with respect to such subsidiaries, only directors or executive officers thereof during the time that such subsidiaries were subsidiaries of Purchaser), and (b) to the knowledge of any person referred to in (a), each Immediate Family Member of such person. Except as set forth in Schedule 6.12, during the past three years no Purchaser Related Party has been a member, manager, director or officer of, or has had any direct or indirect economic interest in, any person or entity which during such period has been a supplier or customer of products or services of Purchaser or any of its subsidiaries, or has competed with or been engaged in any business similar to the Purchaser’s business. Except as set forth in Schedule 6.12, no Purchaser Related Party owns, directly or indirectly, in whole or in part, any tangible or intangible property of Purchaser or any of its subsidiaries or that Purchaser or any of its subsidiaries uses in the conduct of its business (other than by reason of ownership of equity securities of Purchaser). Except as set forth in Schedule 6.12, no Purchaser Related Party owes any money or other amounts to, nor is any Purchaser Related Party owed any money or other amounts by Purchaser or any of its subsidiaries other than compensation paid for services actually performed or reimbursement of expenses in each case in amounts in keeping with past practice and in the ordinary course of business. For purposes of this Section 6.12, the beneficial ownership of no more than three percent (3%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be a “direct or indirect economic interest” in any Person, so long such beneficial ownership does not include any management authority or control.
     6.13. Absence of Certain Commercial Practices. Neither Purchaser nor, to Purchaser’s knowledge, any of its Representatives (or any Person acting on behalf of any of the foregoing) has given or agreed to give (a) any gift or similar benefit of more than nominal value to any supplier, Governmental Authority (including any governmental employee or official) or any other Person who is or may be in a position to help, hinder or assist Purchaser, Purchaser’s business as currently conducted or the Person giving such gift or benefit in connection with any actual or proposed transaction relating to Purchaser’s business as currently conducted, which gifts or similar benefits would individually or in the aggregate subject any Purchaser or any such officer, director, employee or agent to any fine, penalty, cost or expense or to any criminal sanctions, (b) receipts from or payments to any governmental officials or employees, (c) commercial bribes or kick-backs, (d) political contributions, or (e) any receipts or disbursements in connection with any unlawful boycott, in each case in violation of any Rule. No such gift or benefit is required in connection with the operation of Purchaser’s business as currently conducted to avoid any fine, penalty, cost, expense or any material adverse effect on the financial condition, net worth, assets, Liabilities, personnel or operations (including relationships with suppliers, employees, customers and others) of Purchaser’s business as currently conducted.

     6.14. Merger Sub. Merger Sub was formed solely for the purposes of engaging in the transactions contemplated by this Agreement and has not engaged in any business or activity, or conducted any operations, of any kind.
     6.15. Absence of Certain Changes or Events. Since the Measuring Date, there has not been, nor does Purchaser have reason to know of, any Material Adverse Effect on Purchaser. Except as set forth on Schedule 6.15 or arising or contemplated under this Agreement (and the prior negotiations related hereto), since the Measuring Date, Purchaser has operated its business only in the ordinary course and has not:
     (a) created, permitted or suffered any Lien with respect to any of the material assets of Purchaser;
     (b) made any material change in the operation or nature of any aspect of Purchaser’s business other than in the ordinary course of business;
     (c) prepaid or accelerated payment of indebtedness, delayed payment of payables in a manner inconsistent with past practices, changed credit practices or done anything to materially and adversely affect the relationship of Purchaser to any of its customers or suppliers, in each case other than in the ordinary course of business;
     (d) made any change in any method of accounting or accounting practice, except as required by GAAP, consistently applied in accordance with past practices of Purchaser, or any applicable Rules;
     (e) waived any material rights relating to Purchaser’s business as currently conducted or arising under or in connection with any of the assets of Purchaser;
     (f) entered into any transaction, agreement, contract or understanding with any Purchaser Related Party affecting Purchaser or the assets of Purchaser or altered the terms of any transaction, agreement, contract or understanding with any Purchaser Related Party;
     (g) suffered any adverse labor dispute or controversy;
     (h) without limiting the foregoing, entered into any material transaction affecting any of the assets of Purchaser or the operations or financial condition of Purchaser, other than in the usual and ordinary course of business; or
     (i) entered into any oral or written agreement, contract, commitment, arrangement or understanding with respect to any of the matters described in clauses (a) through (h) above.
ARTICLE VII.
COVENANTS
     7.1. Confidentiality; Public Announcements. This Agreement and the terms hereof are confidential and no party or signatory hereto shall disclose any of the terms of this

Agreement, or the transaction contemplated hereby, without the prior approval of the other parties. Purchaser and Target shall consult with each other on the desirability, timing and substance of any press release or public announcement, publicity statement or other public disclosure relating to the transaction contemplated hereby. Purchaser, Target and each Seller agree not to make any such public disclosures without the prior consent of the other as to the content and timing of such disclosure. The parties acknowledge that the obligations of Purchaser pursuant to this Section 7.1 shall terminate at the Closing; provided that Purchaser shall not make any press release or public announcement, publicity statement or other public disclosure of the transactions contemplated by this Agreement which (a) intentionally disparage, with the intent to harm, any Seller or any of their respective Affiliates, or (b) unless required by applicable Rules or in connection with an initial public offering (or similar transaction), the amount of the Merger Payment or Merger Consideration.
     7.2. Stockholders Consent. Target will as promptly as practicable following the date of this Agreement, use its reasonable best efforts to obtain a written consent of the Stockholders approving this Agreement and the transactions contemplated hereby to the extent required by the Delaware Law and the Organizational Documents of Target.
     7.3. All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each party hereto shall use reasonable efforts to obtain all necessary permits, consents, waivers, approvals, agreements, orders and authorizations of all Governmental Authorities and other persons or entities required to be obtained by such party hereto in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby or thereby by such party.
     7.4. Employee Plans.
     (a) Target shall duly adopt appropriate resolutions to terminate, effective no later than the Effective Time, any 401(k) plan sponsored by Target. Target shall provide evidence reasonably satisfactory to Purchaser to ensure that all liabilities of Target under all Employee Plans which relate to periods prior to the Closing Date (including any liability relating to services performed prior to the Closing Date) shall be, effective as of the Effective Time, either fully extinguished with no liability to Purchaser, the Surviving Corporation, BSI or BSUK, or accurately accounted for on Target’s financial statements and the Closing Date Balance Sheet.
     (b) As of and subsequent to the Effective Time, Purchaser shall: (i) provide Target’s and BSI’s employees as of immediately prior to the Effective Time who continue to be employed by the Purchaser or the Surviving Corporation (or one of their Affiliates) on and after the Effective Time (the “Covered Employees”) with employee benefits and compensation plans, programs and arrangements that are no less favorable, in the aggregate, to the employee benefits and compensation plans, programs and arrangements provided by the Purchaser to similarly situated employees of the Purchaser;

(ii) provide all Covered Employees with service credit for purposes of eligibility and participation (but not vesting) under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Purchaser in which Covered Employees are eligible to participate (other than the Purchaser Stock Option Plan), for all periods of employment with Target or its subsidiaries (or any predecessor entities) prior to the Effective Time and with the Purchaser and any of its Affiliates on and after the Effective Time; (iii) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Purchaser to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Effective Time and to the extent permitted by Purchaser’s plans; and (iv) give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time (or commencement of participation in a plan of Purchaser) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in a plan of Purchaser) to the extent permitted by Purchaser’s plans with no unreasonable additional cost to Purchaser.
     7.5. Directors’ and Officers’ Insurance.
     (a) Prior to the Effective Time, Target shall purchase (i) an extended reporting period endorsement under Target’s existing directors’ and officers’ liability insurance coverage for Target’s current and former directors, officers, employees and agents in a form acceptable to Target that shall provide such directors, officers, employees and agents with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by Target, and (ii) an E&O tail policy with coverage for two (2) years. Purchaser shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.
     (b) Purchaser agrees, and shall cause the Surviving Corporation to agree, that for a period of six (6) years following the Effective Time, all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of Target as provided in Target’s Organizational Documents and indemnification agreements shall become the obligations of the Surviving Corporation and shall survive the Merger and shall continue in full force and effect in accordance with their terms; provided that Purchaser’s obligations under this Section 7.5(b) shall not exceed the amounts paid to the Surviving Corporation by the insurance policy or policies referred to in Section 7.5(a).
     (c) The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Target current and former director, officer, employee and agent and the heirs and Representatives of such person.

     7.6. Tax Covenants.
     (a) Post-Closing Tax Returns.
     (i) Purchaser shall prepare and timely file (or cause to be prepared and timely filed) with the appropriate Taxing Authorities all Tax Returns required to be filed by the Companies with respect to any taxable period beginning before the Closing Date that become due after the Closing Date (each a “Purchaser Prepared Return”). Each such Tax Return shall be prepared in a manner consistent with the prior practice of the Companies unless otherwise required by applicable Tax Rules or specified in Schedule 7.6(a).
     (ii) Purchaser shall provide the Agent with a copy of each Purchaser Prepared Return for review and comment at least fifty (50) days prior to the filing of such Tax Return (or, if required to be filed within fifty (50) days after the Closing or the end of the taxable period to which such Purchaser Prepared Return relates, as soon as reasonably possible following the Closing or the end of such taxable period, as the case may be), accompanied by a statement (an “Indemnified Tax Statement”) setting forth and calculating in reasonable detail the Taxes that are shown as due on such Tax Return and claimed to be indemnifiable pursuant to Section 8.3(b)(iii). The Agent shall have the right to review and approve (which approval shall not be unreasonably withheld or delayed) each Purchaser Prepared Return. For this purpose, the Agent’s withholding of approval of a Purchaser Prepared Return based upon Purchaser’s failure to adopt in such Tax Return an alternative reporting position suggested by the Agent shall be deemed reasonable if the reporting position proposed by the Agent on such Tax Return is more likely than not to be sustained if challenged by a relevant Taxing Authority.
     (iii) If the Agent disagrees with the manner of preparation of a Purchaser Prepared Return or the amount of indemnified Taxes calculated in any Indemnified Tax Statement, within twenty (20) days of the receipt of a Purchaser Prepared Return or any Indemnified Tax Statement, the Agent shall provide to Purchaser a notice of such dispute (a “Tax Statement Dispute”). If the Agent does not provide a notice of Tax Statement Dispute within such 20-day period, the Agent shall be deemed to have accepted the Tax Return and, for purposes of Article VIII, the Indemnified Tax Statement relating thereto. If the Agent provides Purchaser with a notice of a Tax Statement Dispute, the Agent shall also provide Purchaser with a written explanation of the reasons for its disagreement and its proposed changes. Purchaser and the Agent shall attempt to resolve their disagreement with respect to any Purchaser Prepared Return and any Indemnified Tax Statement. If the Agent and Purchaser cannot reach complete agreement within fifteen (15) days after receipt of a Tax Statement Dispute, the dispute shall be submitted to an arbitrator (the “Tax Arbitrator”) pursuant to the procedures described with respect to the Independent Accountant in Section 2.2(b) for resolution within fifteen (15) days after such submission. The decision of the Tax Arbitrator with respect to such dispute shall be binding upon the parties. Purchaser shall, subject to any indemnification pursuant to Section 8.3(b)(iii), timely file any Purchaser Prepared Return as finally determined under this Section 7.6, and shall pay or cause to be paid the Tax shown as due on each such Tax Return.
     (iv) The amount of the Losses attributable to Taxes shown in any Indemnified Tax Statement as accepted or finally determined pursuant to the preceding paragraph, shall be treated as a Loss that is indemnifiable by the Sellers pursuant to Section 8.3(b)(iii).
     (b) Payment or Reimbursement for Indemnified Taxes. The Agent on behalf of the Sellers shall either remit the amount of any Taxes shown in any Indemnified Tax Statement as accepted or finally determined in accordance with Section 7.6(a) to the relevant Taxing Authority by electronic funds transfer or wire transfer or pay to Purchaser, pursuant to Section 8.11, such amount either by delivery of a certified check drawn payable to the relevant Taxing Authority or Purchaser Common Stock or wire transfer of immediately available funds to such account as directed in writing by the Purchaser, not later than the latest of (i) fifteen (15) days after provision to Agent of the Indemnified Tax Statement, (ii) three (3) business days before the required payment date of such Tax, or (iii) in the case of a disputed amount, three (3) business days after final resolution pursuant to Section 7.6(a)(iii) of any dispute regarding the amount shown on the Indemnified Tax Statement.
     (c) Taxable Year Closing; Allocation of Taxes. Purchaser shall, unless prohibited by applicable law, cause the taxable periods of the Companies to end as of the close of the Closing Date. Purchaser shall not permit the Companies to take any actions after Closing on the Closing Date that are out of the ordinary course of business, except as required by applicable Rules, this Agreement or consented to by the Agent. For purposes of this Agreement, Taxes incurred by the Companies with respect to a taxable period that includes but does not end on the Closing Date, shall be allocated to the portion of the taxable period ending on the Closing Date: (i) except as provided in (ii) and (iii) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, and (ii) except as provided in (iii) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise reasonably allocable to specific transactions or events, in proportion to the number of days in such period occurring through the Closing Date compared to the total number of days in such taxable period, and (iii) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Companies.
     (d) Amended Returns. Except as required by applicable Rules or in connection with an audit resolved pursuant to Section 7.6(f) (including consistent correlative adjustments to Tax Returns for non-audited taxable periods), no party or affiliate of a party may amend or cause the amendment of a Tax Return of the

Companies, or file or amend any Tax election, or file a Tax Return after the due date thereof, concerning the Companies, in each case, with respect to any taxable period beginning on or before the Closing Date that would affect the amount of any indemnity liability under Section 8.3 without the written consent of the Agent, which consent shall not be unreasonably withheld or delayed. Purchaser shall, upon request by the Agent, and at the expense of Sellers, cooperate in the preparation of and submission to the proper Taxing Authority of any amended Tax Return with respect to the Companies for any taxable period ending before the Closing Date to the extent appropriate to reduce or prevent indemnity liability under Section 8.3.
     (e) Overpayments and Overaccruals Related to Indemnified Taxes. To the extent that any determination of Tax liability, whether as the result of an audit or examination, a claim for refund, the filing of an amended Tax Return or otherwise, results in a determination of an overpayment of Taxes for any period, or portion thereof, ending on or before the Closing Date that are related to Taxes that were indemnified by Sellers under Section 8.3(b)(iii), Purchaser shall offset the amount of such overpayment against any unpaid indemnity obligation of Sellers in respect of Taxes for which indemnity would be owed under Section 8.3(b)(iii), and shall promptly pay to the Agent for the benefit of the Sellers an amount equal to the lesser of (a) the portion of such overpayment that has not been so offset and (b) any net indemnity obligations previously satisfied by Sellers in respect of Taxes of the Companies pursuant to Section 8.3(b)(iii). Such offset or payment shall be made by Purchaser promptly after receipt by (or crediting for the benefit of) Purchaser or its Affiliates.
     (f) Audits and Contests Regarding Taxes. Any party who receives, or whose Affiliate receives, any notice of a pending or threatened Tax audit, assessment, or adjustment against or with respect to any of the Companies which may give rise to a right to indemnification pursuant to the terms of Article VIII shall promptly notify the Agent and Purchaser within five (5) Business Days of the receipt of such notice. Purchaser and the Agent each agree to consult with and to keep the other informed on a regular basis regarding the status of any Tax audit or proceeding to the extent that such audit or proceeding could affect a liability of the parties hereto (including indemnity obligations hereunder). The Agent shall have the right to represent any of the Companies’ interests in any Tax audit or administrative or judicial proceeding pertaining to taxable periods ending on or before the Closing Date and to employ counsel of his choice, but reasonably satisfactory to Purchaser, at his expense, and shall control the disposition of any issue involved in such proceeding; provided that Purchaser shall have the right to participate in such proceeding at its own expense, and shall be entitled to control the disposition of any issue involved in such proceeding which does not affect a potential claim for indemnity under Section 8.3. Notwithstanding the foregoing provisions of this Section 7.6(f), the Agent shall not, without the Purchaser’s consent, agree to any settlement with respect to any Tax if such settlement could adversely affect any Tax liability of the Purchaser, its Affiliates or (with respect to any taxable period or portion thereof beginning after the Closing Date) any Company. Both Purchaser and the Sellers (through the Agent) shall be entitled to represent their own interests in light of their responsibilities (including indemnity obligations) for the related Taxes, at their own expense, in any audit or administrative or judicial proceedings involving a taxable period of the Companies that includes but does not end on the Closing Date or involving both a taxable period of any of the Companies ending on or before the Closing Date and a taxable period ending after the Closing Date and no such audit or proceeding may be settled or compromised by the Agent or Purchaser without the consent of both the Agent and Purchaser, which consent shall not be unreasonably withheld or delayed. Except as otherwise provided in this Section 7.6(f), the provisions of Article VIII shall govern the conduct of any Tax audit or administrative or judicial proceedings with respect to which an Indemnity Claim may be made.
     (g) Cooperation, Access to Information and Records Retention. The Agent and Purchaser shall cooperate, and cause their Representatives and Affiliates to cooperate, as and to the extent reasonably requested by the other in connection with the preparation and filing of Tax Returns as provided herein and any audit, litigation or other proceeding with respect to Taxes relating to the Companies. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser agrees (i) to retain all books and records relevant to Taxes of the Companies (including Tax Returns) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for assessment of Taxes for such respective taxable period, and (ii) to give the Agent reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Agent so requests, Purchaser shall allow the Agent to take possession or copy of such books and records.
     (h) Tax Certificates. Purchaser and the Agent agree, upon request of the other, to use all reasonable efforts to obtain any certificate or other document from any Governmental Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).
     (i) Characterization of Indemnity Payments. The parties agree to treat any payment made by Sellers to Purchaser as an adjustment to the Merger Consideration, to the extent it may properly be so treated for income Tax purposes.
     7.7. Section 368(a) Reorganization Covenants.
     (a) Prior to the Effective Time, each party will use its best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and, either before or after the Merger, no party will take any action reasonably likely to cause the Merger not to qualify as such reorganization. Pursuant to the foregoing, each party agrees to make such commercially reasonable additions or modifications to the terms of this Agreement as may be reasonably necessary to permit the Merger so to qualify.
     (b) The Purchaser will cause the Surviving Corporation or other members of the Purchaser “qualified group” (within the meaning of Treasury Regulations Section

1.368-1(d)(4)(ii)) to either continue the historic business of Target or use a significant portion of Target’s historic business assets in a business, both within the meaning of Treasury Regulation Section 1.368-1(d).
     (c) The parties hereto agree that, unless otherwise required by law, they (i) will report in their respective federal income Tax Returns for the taxable period including the Closing Date that the Merger qualified as a reorganization under Section 368(a) of the Code, (ii) will not take any Tax reporting position inconsistent with the characterization of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and (iii) will properly file with their federal income Tax Returns all information required by Treasury Regulations Section 1.368-3. If either party determines that it is required by law to take any actions contrary to those contemplated by the immediately preceding sentence, it will, prior to taking any such action, notify the other party and work in good faith to modify the terms, if possible, of this Agreement so that it will not be required by law to take any actions contrary to those contemplated by the immediately preceding sentence.
     7.8. Certain Post-Closing Obligations. Sellers shall provide Purchaser with copies of the results of pending state and federal litigation searches regarding Target in the following counties: McHenry County, Illinois; Norfolk County, Massachusetts; Monmouth County, New Jersey; Bennington County, Vermont; and Falls Church County, Virginia, as such results are received by the Sellers, but in no event later than 21 days after the Closing.
ARTICLE VIII.
INDEMNIFICATION.
     8.1. Survival of Representations, Warranties and Covenants.
     (a) The respective representations, warranties and covenants of each of the parties to this Agreement shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive the Closing and the consummation of the transactions contemplated hereby.
     (b) No party or other Person entitled to indemnification under this Article VIII shall commence any suit or proceeding alleging an Indemnity Claim due to a breach of any representation or warranty in Article IV, V or VI of this Agreement or pursuant to Section 8.3 or 8.4 after the eighteen (18) month anniversary of the Closing (the eighteen (18) month anniversary of the Closing Date being called the “Cut-Off Date”). Notwithstanding the foregoing, the prohibition contained in the first sentence of this Section 8.1(b) shall not apply to:
     (i) any Indemnity Claim under Section 8.3(a)(i), 8.3(b)(i) or 8.4(a) relating to Sections 4.9 (taxes), 4.17 (employee plans), 4.18 (environmental matters), 4.20(b) (intellectual property) or 6.10(a) (intellectual property), it being agreed that the representations and warranties of those Sections and any Indemnity Claim arising under Sections 8.3(b)(ii), (iii), (vi) or (ix) shall continue until the forty-eight (48) month anniversary of the Closing (regardless of whether the facts giving rise to such Claim are also the subject of any expired representation and warranty);
     (ii) any Indemnity Claim under Section 8.3(a)(i), 8.3(b)(i) or 8.4(a) relating to Sections 4.1 (organization; capitalization), 4.2 (authority), 4.10 (but only the first sentence thereof) (title), 5.1 (ownership), 5.2 (authority), 6.1 (organization), 6.2 (authority) or 6.4 (capitalization), it being agreed that the representations and warranties of those Sections and any Indemnity Claim arising under Sections 8.3(a)(ii) or 8.4(b) shall continue indefinitely beyond the Cut-Off Date (regardless of whether the facts giving rise to such Claim are also the subject of any expired representation and warranty); and
     (iii) any party or other Person entitled to indemnification under this Article VIII to the extent that such party or Person asserted in writing a specific Indemnity Claim prior to the date by which an Indemnity Claim relating to the representations and warranties in question must be commenced pursuant to this Section 8.1(b), in which event the relevant representations and warranties shall continue in effect and remain a basis for indemnity with respect to each such Indemnity Claim that was asserted prior to the applicable expiration date until such Indemnity Claim is finally resolved (pursuant to a non-appealable order by a court of competent jurisdiction or agreement of Agent and Purchaser).
     (c) Notwithstanding anything contained in this Article VIII to the contrary, no party or other Person shall be entitled to bring any Indemnity Claim under this Article VIII after the earlier of (i) the date that is 180 days after the closing of a transaction or series of transactions pursuant to which Purchaser (or any Person who acquires all or substantially all of Purchaser’s assets or all or substantially all of the Purchaser Common Stock, in either such case in exchange for securities of such Person or any successor to Purchaser by merger) becomes subject to Section 13 or Section 15 of the Exchange Act, and (ii) the consummation of a Change of Control.
     8.2. No Implied Representations. Except in the case of any claims for actual fraud, Purchaser, Merger Sub, Target and Sellers acknowledge that, except as expressly provided in Articles IV, V and VI of this Agreement, no party hereto, and none of the Representatives of any party hereto, has made or is making any representations or warranties whatsoever, implied or otherwise.
     8.3. Indemnification by Sellers.
     (a) Subject to the terms and conditions herein, including the limitations set forth in Sections 8.1 and 8.6, after the Closing, each Seller, solely as to himself, herself or itself, shall indemnify and hold harmless the Purchaser Protected Parties from and against and in respect of any and all Losses resulting from, in connection with or arising out of, or any Claim relating to (i) any breach of any representation or warranty made by such Seller in Article V of this Agreement, or (ii) any breach by such Seller of any of the covenants of this Agreement.

     (b) Subject to the terms and conditions herein, including the limitations set forth in Sections 8.1 and 8.6, each Seller, severally and not jointly, shall indemnify and hold harmless the Purchaser Protected Parties from and against and in respect of such Seller’s Total Consideration Pro-Rata Percentage of any and all Losses incurred by the Purchaser Protected Parties resulting from, in connection with or arising out of, or any Claim relating to, any of the following:
     (i) any breach of any representation or warranty made by Target in this Agreement;
     (ii) any breach by Target or Agent of any of the covenants of this Agreement;
     (iii) notwithstanding any disclosure in this Agreement (including in the Schedules), any Liability for Taxes (A) of the Companies for all taxable periods, or portions thereof (determined in accordance with the allocation provisions of Section 7.6(c)(i) — (iii)), ending on or before the Closing Date, or (B) owing by any Person (other than the Companies) for which any Company is liable as a result of transactions or circumstances occurring or existing on or before the Closing Date, including without limitation, under any agreement or arrangements with respect to payment of any Tax in effect on or before the Closing Date, in each case, except to the extent accrued on the Closing Date Balance Sheet;
     (iv) notwithstanding any disclosure in this Agreement (including in the Schedules), any Liability for (A) Transaction Expenses, or (B) vacation pay or sick pay, in each case, except to the extent accrued on the Closing Date Balance Sheet;
     (v) any Claim relating to any Dissenting Shares;
     (vi) the matters disclosed on Schedule 4.15 and as Items 2 and 3 on Schedule 4.20(b), in each case except to the extent accrued on the Closing Date Balance Sheet;
     (vii) the exercise of any option to purchase shares of Target Common Stock under the Target Stock Option Plan at any time after immediately prior to the Effective Time;
     (viii) notwithstanding any representation or warranty contained herein, or any limitations or qualifications of, or exceptions to (whether in a Schedule attached hereto or otherwise), any such representation and warranty, except as set forth on Schedule 8.3(b), any obligation or liability (including accounts payable), absolute or contingent, known or unknown, liquidated or unliquidated, whether due or to become due and regardless of when or by whom asserted (a “Liability”) including, without limitation, deferred Tax liabilities, vacation time or pay, severance pay, future amounts payable arising out of prior transactions, and any other Liabilities relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, or other condition which occurred or existed on or before the Closing Date, which is not fully shown or provided for in the Closing Date Balance Sheet, except under the executory portion of any Contract (A) by which any Company is bound on the Closing Date, (B) which, if required by this Agreement, is disclosed in a Schedule hereto, and (C) the existence of which does not otherwise constitute or result from a breach of any representation, warranty or covenant of this Agreement or a breach or default by either Company under any Contract; and
     (ix) notwithstanding any disclosure in this Agreement (including in the Schedules), any Liability relating to the cancellation of options to purchase shares of Target Common Stock pursuant to the 2004 Israeli Stock Option Plan as contemplated by Section 1.11.
     8.4. Indemnification by Purchaser. Subject to the terms and conditions herein, including the limitations set forth in Sections 8.1 and 8.6, Purchaser shall indemnify and hold harmless Seller Protected Parties from and against and in respect of any and all Losses incurred by such Persons resulting from, in connection with or arising out of, or any Claim relating to (a) any breach of any representation or warranty made by Purchaser in this Agreement, or (b) any breach by Purchaser or Merger Sub of any of the covenants of this Agreement.
     8.5. Certain Rights. Notwithstanding the provisions of any representation or warranty that includes, or requires disclosure of matters above, a specific monetary threshold, if any party hereto breaches any of such representations and warranties due to the monetary thresholds contained therein having been exceeded, then Losses for each such breached representation and warranty shall include the full amount of the Losses incurred by the Purchaser Protected Parties or Seller Protected Parties, as applicable, relating to any such matter notwithstanding the monetary thresholds listed in such representations or warranties. Nothing in this Agreement shall limit any obligation of Sellers by virtue of the fact that Target has no obligation or Liability after the Closing for any breach of any representation, warranty or covenant made by Target, and there shall be no obligation on the part of Purchaser to seek recourse against Target with respect to any such claim or demand.
     8.6. Limitations.
     (a) Notwithstanding the foregoing, (a) the amount of any Losses for which indemnification is to be provided pursuant to the provisions of this Article VIII shall be reduced by (i) any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Loss, net of any increased premiums or self retention payments related thereto, and (ii) the amount of any actual reduction in Taxes of an Indemnified Party or its Affiliates, which are attributable to such Losses and (b) Losses shall not include any specific liability or reserve to the extent accrued for on the Closing Date Balance Sheet (as finally determined in accordance with Section 2.2). Any amounts payable by the Indemnifying Party to or on behalf of an Indemnified Party pursuant to this Agreement shall be reduced to the extent that, taking into account the effect of the payment itself, the Indemnified Party actually realizes a Tax reduction attributable to a Loss; provided, that, if a Tax reduction has not been realized in the taxable period during which an Indemnifying Party makes an indemnification payment or the Indemnified Party incurs or pays any loss, the Indemnified Party shall thereafter make payments to the Indemnifying Party at the end of each subsequent taxable period to reflect the net Tax reductions subsequently realized by the Indemnified Party.
     (b) Notwithstanding anything to the contrary contained herein, in no event will any Seller be liable for and pay the Purchaser Protected Parties (i) under clause (a)(i) or (b)(i) of Section 8.3 on account of any breach of representations or warranties under this Agreement (except for a breach of any of the representations and warranties contained in Sections 4.1 (organization; capitalization), 4.2 (authority), 4.9 (taxes), 4.10 (but only the first sentence thereof) (title), 4.17 (employee plans), 4.18 (environmental matters), 4.20(b) (intellectual property), 5.1 (ownership) or 5.2 (authority) as to which this clause (i) shall not apply) or under clause (b)(viii) of Section 8.3, in any such case to the extent the aggregate Losses for Indemnity Claims under such Sections exceed such Seller’s Total Consideration Pro-Rata Percentage of $2,400,000, (ii) with respect to Losses on account of any breach of any of the representations or warranties contained in Section 4.20(b) (intellectual property) to the extent the aggregate Losses for Indemnity Claims under such Section exceed such Seller’s Total Consideration Pro-Rata Percentage of $10,000,000, and (iii) with respect to Losses resulting from fraud by Target or any Seller or on account of any breach of any of the representations or warranties contained in Sections 4.1 (organization; capitalization), 4.2 (authority), 4.9 (taxes), 4.10 (but only the first sentence thereof) (title), 4.17 (employee plans), 4.18 (environmental matters), 5.1 (ownership) or 5.2 (authority) to the extent the aggregate Losses for Indemnity Claims under such Sections, together with all other Indemnity Claims under Section 8.3, exceed such Seller’s Total Consideration Pro-Rata Percentage of the Merger Consideration. Notwithstanding anything contained herein to the contrary, the parties hereto agree that in no event will any Seller be liable for or pay the Purchaser Protected Parties pursuant to Section 8.3 in excess of such Seller’s Total Consideration Pro-Rata Percentage of the Merger Consideration.
     (c) Notwithstanding anything to the contrary contained herein, in no event will Purchaser be liable for and pay the Seller Protected Parties, in the aggregate, (i) under clause (a) of Section 8.4 on account of any breach of representations or warranties under this Agreement (except for a breach of any of the representations and warranties contained in Sections 6.1 (organization), 6.2 (authority), 6.4 (capitalization) or 6.10(a) (intellectual property) as to which this clause (i) shall not apply) to the extent the aggregate Losses for Indemnity Claims under such Sections exceed $2,400,000, (ii) with respect to Losses on account of any breach of any of the representations or warranties contained in Section 6.10(a) to the extent the aggregate Losses for Indemnity Claims under such Section exceed $10,000,000, and (iii) with respect to Losses resulting from fraud by Purchaser or on account of any breach of any of the representations or warranties contained in Sections 6.1 (organization), 6.2 (authority) or 6.4 (capitalization) to the extent the aggregate Losses for Indemnity Claims under such Sections, together with all other Indemnity Claims under Section 8.4, exceed the Merger Consideration. Notwithstanding anything contained herein to the contrary, the parties hereto agree that in no event will Purchaser be liable for or pay Seller Protected Parties pursuant to Section 8.4 in excess of the Merger Consideration.

     (d) Notwithstanding anything to the contrary contained herein, no claim for indemnification may be made under Section 8.3(a)(i) or 8.3(b)(i) on account of any breach of representations or warranties under this Agreement (except for a breach of any of the representations and warranties contained in Sections 4.1 (organization; capitalization), 4.2 (authority), 5.1 (ownership) or 5.2 (authority) as to which the Purchaser Deductible Amount shall not apply) or under clause (b)(viii) of Section 8.3 in any such case unless and until the Purchaser Protected Parties have incurred aggregate Losses for which the Purchaser Protected Parties are entitled to indemnification pursuant to this Agreement in excess of $150,000 in the aggregate (the “Purchaser Deductible Amount”) and then only to the extent that such aggregate amount of Losses exceeds the Purchaser Deductible Amount.
     (e) Notwithstanding anything to the contrary contained herein, no claim for indemnification may be made under Section 8.4(a) on account of any breach of representations or warranties under this Agreement (except for a breach of any of the representations and warranties contained in Sections 6.1 (organization), 6.2 (authority) or 6.4 (capitalization) as to which the Seller Deductible Amount shall not apply) unless and until the Seller Protected Parties have incurred aggregate Losses for which the Seller Protected Parties are entitled to indemnification pursuant to this Agreement in excess of $150,000 in the aggregate (the “Seller Deductible Amount”) and then only to the extent that such aggregate amount of Losses exceeds the Seller Deductible Amount.
     8.7. Cooperation. Subject to the provisions of Section 8.8, a party or parties against whom an Indemnity Claim has been asserted (individually and collectively, “Indemnifying Party”) shall have the right, at its own expense, to participate in the defense of any action or proceeding brought by a third party which resulted in such Indemnity Claim, and if such right is exercised, the party or parties entitled to indemnification (individually and collectively, “Indemnified Party”) and the Indemnifying Party shall reasonably cooperate in the defense of such action or proceeding.
     8.8. Indemnification Procedure for Third Party Claims.
     (a) In the event that subsequent to the Closing Date any Indemnified Party becomes aware of an Indemnity Claim on account of or in connection with any Claim or the commencement of any action or proceeding against such Indemnified Party by any Person who is not a party to this Agreement (including any Governmental Authority) (a “Third Party Claim”), as to which such Indemnified Party would be entitled to assert an Indemnity Claim, such Indemnified Party shall promptly give written notice thereof together with a statement of any available information regarding such Third Party Claim, including, to the extent known by such Indemnified Party, the alleged factual basis for the Third Party Claim and the Losses claimed and referring to the provision of this Agreement pursuant to which indemnification is sought (the “Notice of Claim”) to the Indemnifying Party promptly after learning of such Third Party Claim. Failure by the Indemnified Party to provide notice on a timely basis of a Third Party Claim shall not affect the right of the Indemnified Party to obtain indemnification as a result of such Third Party Claim, except to the extent of any direct damages caused by such delay. If (i) the Indemnifying Party is any Seller and (A) such Third Party Claim does not seek injunctive or other equitable relief involving Purchaser or its Affiliates, (B) a Purchaser Protected Party’s insurance carrier does not require, as a condition to such Purchaser Protected Party’s eligibility to recover insurance proceeds on account of such Third Party Claim, that such carrier control the defense of any such Third Party Claim, (C) such Third Party Claim does not seek recourse which could reasonably be expected to adversely affect the ongoing business or operations (including customer, supplier or employee relationships) of a Purchaser Protected Party or any of its Affiliates (including their rights to use the Company Intellectual Property) or otherwise have a Material Adverse Effect on Purchaser or its Affiliates, (D) the Agent can demonstrate that it has sufficient amounts which may be used in connection with such Third Party Claim to (I) defend such Third Party Claim, and (II) defend all other Third Party Claims then pending which the Agent is defending pursuant to this Section 8.8, and (E) the Indemnifying Party has acknowledged in writing to the Indemnified Party its unconditional obligation to indemnify the Indemnified Party for such Third Party Claim (subject to the limitations and conditions set forth herein), or (ii) if the Indemnifying Party is Purchaser, then in any such case, except in the case of Claims described in Section 7.6(f), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within fifteen (15) days of its receipt from the Indemnified Party of the Notice of Claim, to conduct at its expense the defense against such Claim in its own name, or, if necessary, in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the defense counsel representing the Indemnifying Party in such defense, which approval shall not be unreasonably withheld or delayed, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate defense counsel, which shall be subject again to the Indemnified Party’s approval, which approval shall not be unreasonably withheld or delayed.
     (b) In the event that the Indemnifying Party shall fail to give the Defense Notice within the time and as prescribed by Section 8.8(a), or if the Indemnifying Party does not have the right to defend such Third Party Claim pursuant to Section 8.8(a), then, except in the case of Claims described in Section 7.6(f), in either such event the Indemnified Party shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Indemnified Party (or any insurance carrier defending such Third Party Claim on the Indemnified Party’s behalf) shall be prohibited from compromising or settling the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.
     (c) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of such Third Party Claim in accordance with Section 8.8(a), the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, and such cooperation shall be at the expense of the Indemnifying Party. Without the prior written consent of the Indemnified Party, the Indemnifying Party (and any insurance carrier defending such Third Party Claim on the Indemnifying Party’s behalf) will not enter into any settlement of any Third Party Claim if pursuant to or as a result of such settlement, such settlement would lead to Liability or create any financial or other obligation on the part of any Indemnified Party for which such Indemnified Party is not entitled to be indemnified hereunder. If a firm offer is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 8.8, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party objects to such firm offer within fifteen days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum amount for which the Indemnifying Party shall be liable in connection with such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred up to the point such notice had been delivered. Failure at any time of the Indemnifying Party to use commercially reasonable efforts to defend a Third Party Claim as required herein shall entitle the Indemnified Party to assume the defense and settlement of such Third Party Claim as if the Indemnifying Party had never elected to do so as provided in this Section.
     (d) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall be conclusively deemed to be an obligation with respect to which the Indemnifying Party shall be obligated to indemnify the Indemnified Party, in each case subject to the Indemnifying Party’s right to appeal an appealable judgment or order and, in all cases, subject to the limitations set forth in this Article VIII.
     8.9. Nature of Other Liabilities.
     (a) In the event any Indemnified Party should have an Indemnity Claim which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in detail the nature of the Indemnity Claim and the basis of the Indemnified Party’s request for indemnification and, if known by the Indemnified Party, a calculation of Losses attributable to such Indemnity Claim (“Asserted Damages Amount”).
     (b) Within thirty (30) days after delivery of an Indemnity Notice to the Indemnifying Party a written response (the “Response”) in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Asserted Damages Amount, in which event the Indemnifying Party shall promptly pay to the Indemnified Party the Asserted Damages Amount; (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Asserted Damages Amount (such portion, the “Agreed Portion”), in which event the Indemnifying Party shall promptly pay to the Indemnified Party the Agreed Portion; or (iii) dispute that the Indemnified Party is entitled to receive any of the Asserted Damages Amount. If the Indemnifying Party does not deliver the Response within thirty (30) days after delivery of the Indemnity Notice, the Indemnity Claim specified by the Indemnified Party in the Indemnity Notice shall become the obligation of the Indemnifying Party.
     (c) In the event that the Indemnifying Party shall (i) dispute that the Indemnified Party is entitled to receive any of the Asserted Damages Amount, or (ii)

agree that the Indemnified Party is entitled to only the Agreed Portion of the Asserted Damages Amount, the Agent and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the indemnification claims that comprise the Asserted Damages Amount (or the portion of the Asserted Damages Amount not comprising the Agreed Portion). If the Agent and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both such parties. If no such agreement can be reached after good faith negotiation within sixty (60) days after delivery of a Response, either Purchaser or the Agent may commence litigation of any matter set forth in the applicable Indemnity Notice.
     8.10. Rights of Recoupment and Set-Off. Purchaser shall have the right to recoup and set off any amounts owing to it or any other Purchaser Protected Party from a Seller for any Indemnity Claims against any and all amounts due or to become due to such Seller from Purchaser under this Agreement or otherwise; provided that if there has not been a final determination that such amounts are payable to Purchaser or any other Purchaser Protected Party from a Seller (as evidenced either by the agreement of Purchaser and the Agent, or by entry of a final, nonappealable order by a court of competent jurisdiction), then Purchaser shall deposit such amounts with an escrow agent pursuant to an escrow agreement reasonably acceptable to Purchaser and the Agent, to be held by such escrow agent and then distributed only pursuant to the agreement of Purchaser and the Agent, or a final, nonappealable order by a court of competent jurisdiction. The parties acknowledge and agree that the rights of recoupment and set off set forth in this Section 8.10 are a condition to Purchaser agreeing to enter into and perform this Agreement and that the rights of Sellers under this Agreement are subject to such rights.
     8.11. Payment of Losses.
     (a) All Losses in respect of any Indemnity Claim payable by any Seller shall be paid, at such Seller’s option, either in cash or by such Seller delivering to Purchaser a number of shares of Purchaser Common Stock having a Current Value equal to the amount of such Losses. If any Losses owed by a Seller are not paid to Purchaser by one of the methods described in the first sentence of this Section 8.11(a) within ten (10) days of a final determination that such Losses are payable (as evidenced either by the agreement of Purchaser and the Agent, or by entry of a final, nonappealable order by a court of competent jurisdiction), and Purchaser is unable or unwilling to recover such Losses pursuant to Section 8.10, such Seller (and its transferees, if any) shall be deemed to have forfeited, and Purchaser shall reduce, on its books and records and for all purposes, the number of             shares of Purchaser Common Stock which were owned by such Seller immediately after the Effective Time by a number of shares of Purchaser Common Stock having a Current Value equal to such unpaid Losses.
     (b) All Losses in respect of any Indemnity Claim against Purchaser may be paid, at Purchaser’s option, either in cash or by Purchaser delivering to the applicable Seller a number of shares of Purchaser Common Stock having a Current Value as of the date such Indemnity Claim is payable equal to the amount of such Losses within ten (10) days of a final determination that such Losses are payable (as evidenced either by the agreement of Purchaser and the Agent, or by entry of a final, nonappealable order by a court of competent jurisdiction).

     8.12. Exclusive Remedy. Except with respect to any Claim based on actual and intentional fraud made against the Person committing such fraud or seeking injunctive or other equitable relief for breach of this Agreement, the rights and obligations of the parties under this Article VIII shall be the sole and exclusive rights and obligations of the parties with respect to any breach of any representation, warranty, covenant or agreement in this Agreement and shall be in lieu of any other rights or remedies to which the party entitled to indemnification hereunder would otherwise be entitled as a result of such breach.
     8.13. Contract Intent and Construction; Avoidance of Ambiguity. The rights and remedies of any Person based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any Claim of any such inaccuracy, breach or indemnity is based may also be the subject matter of any representation, warranty, covenant or agreement contained in this Agreement as to which there is no inaccuracy or breach. BY WAY OF EXAMPLE AND TO REFLECT THE INTENT, AGREEMENT AND UNDERSTANDING OF THE PARTIES, THE EXISTENCE OF ANY FACTS OR CIRCUMSTANCES WHICH WOULD CONSTITUTE A BREACH OF SECTION 4.5 WILL CONSTITUTE A BREACH OF SECTION 4.5 (AS TO WHICH PURCHASER IS ENTITLED TO INDEMNIFICATION IN ACCORDANCE WITH THE TERMS OF THIS ARTICLE VIII) EVEN THOUGH THE EXISTENCE OF SUCH FACTS OR CIRCUMSTANCES MIGHT NOT CONSTITUTE A BREACH OF A MORE SPECIFIC REPRESENTATION AND WARRANTY OR ANOTHER REPRESENTATION AND WARRANTY THAT IS QUALIFIED BY KNOWLEDGE OR OTHERWISE.
ARTICLE IX.
CONDITIONS TO CLOSING
     9.1. Conditions to Obligations of Purchaser and Merger Sub. All obligations of Purchaser and Merger Sub under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by Purchaser:
     (a) Performance of Target’s and Sellers’ Obligations. Target and Sellers shall have delivered all documents and agreements described in Schedule 3.2 and Target and Sellers shall have otherwise performed in all respects all obligations required under this Agreement to be performed by them on or prior to the Closing Date.
     (b) Pending Proceedings. No action or proceeding shall be pending before any court or governmental authority seeking to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
     (c) Closing Net Asset Position. The Closing Net Asset Position as shown on the Preliminary Balance Sheet must be no less than $9,982,078.
     (d) No Claim Regarding Stock Ownership or Merger Consideration. There must not have been made or threatened by any Person any Claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, Target, or (b) is entitled to all or any portion of the Merger Consideration payable for the Target Preferred Stock.
     (e) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Stockholders under Delaware Law.
     9.2. Conditions to Obligations of Target and Sellers. All obligations of Target and Sellers under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by Target:
     (a) Performance of Purchaser’s and Merger Sub’s Obligations. Purchaser and Merger Sub shall have delivered all documents and agreements described in Schedule 3.3 and otherwise performed in all respects all obligations required under this Agreement to be performed by it on or prior to the Closing Date.
     (b) Pending Proceedings. No action or proceeding against the Company shall be pending before any court or governmental authority seeking to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
     (c) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Stockholders under Delaware Law.
ARTICLE X.
TERMINATION AND ABANDONMENT
     10.1. Methods of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
     (a) by the mutual written consent of Purchaser and Target; or
     (b) by either party if the Closing does not occur on the date hereof.
     10.2. Procedure Upon Termination. In the event of termination of this Agreement by Target or Purchaser pursuant to this Article X, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any party to this Agreement. The agreements set forth in Section 7.1, this Section 10.2, Article VIII and Article XI shall survive the termination of this Agreement.
ARTICLE XI.
MISCELLANEOUS.
     11.1. Right to Equitable Relief. In the event Purchaser, Merger Sub, Target or any Seller fails to perform any of his, her or its obligations hereunder, Purchaser, Merger Sub, Target and any Seller, as applicable, shall have the right to require specific performance of the obligations not performed, and in the event Purchaser, Merger Sub, Target or any Seller fails to honor any of the covenants set forth in this Agreement, Purchaser, Merger Sub, Target and any Seller, as applicable, shall have the right to obtain injunctive relief, without bond or other security, to enforce such obligations.
     11.2. Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with this transaction, including fees and expenses of its own financial or other consultants, accountants and counsel (such costs and expenses incurred by Target or Sellers, the “Transaction Expenses”).
     11.3. Entire Agreement. This Agreement (including the Schedules hereto) contains the entire agreement between the parties with respect to this transaction and supersedes all prior arrangements or understandings with respect thereto, written or oral. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by Purchaser and the Agent. The waiver by or on behalf of any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
     11.4. Benefit. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors, administrators or other Representatives. Except as otherwise set forth in Section 7.5, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties and their respective successors in interest, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
     11.5. Notices. All notices or other communications which are required or permitted hereunder shall be in writing or by written telecommunication and will be deemed to be sufficient if (i) delivered personally or sent by registered or certified mail, postage prepaid, (ii) sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day or facsimile (provided that a copy is simultaneously sent by regular mail) or (iii) sent by overnight courier, to the persons and addresses listed on Schedule 11.5, or to such other persons and addresses as may be designated from time to time by the receiving party. Any such notices shall be deemed to have been given as of the date so personally delivered or transmitted by electronic mail or facsimile if receipt is confirmed, or one (1) day after sent by overnight courier or five (5) days after mailed.
     11.6. Further Assurances. After the Closing, the parties agree to execute all additional documents and take all actions reasonably needed to accomplish the purposes of this Agreement and to carry out the terms hereof.
     11.7. Governing Law. THIS AGREEMENT SHALL BE INTERPRETED UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE. ANY ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF OR BASED ON ANY RIGHT ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT AGAINST ANY OF THE PARTIES ONLY IN COURTS OF THE STATE OF DELAWARE OR, IF IT CAN ACQUIRE JURISDICTION, ONLY IN ANY UNITED STATES DISTRICT COURT FOR THE STATE OF DELAWARE. EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT TO JURY TRIAL.

     11.8. Captions and Schedules. Paragraph titles or captions contained herein are inserted as a matter of convenience and are for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof. All Schedules referred to in this Agreement are incorporated herein and constitute a part of this Agreement. No information contained in the Schedules shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of applicable law or breach of any agreement. Disclosure of any item on any of the Schedules shall not constitute an admission that such item is required to be so disclosed.
     11.9. Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
     11.10. Non-Assignability. Except as provided in Sections 1.16 and 1.17, this Agreement shall not be assignable by any party hereto without the prior written consent of the other parties. Any attempted assignment or transfer hereof not permitted by the preceding sentence shall be in breach of this Agreement and shall be null and void and of no force or effect. Notwithstanding the foregoing, Purchaser shall have the unrestricted right to (a) assign any or all of its rights, remedies and obligations under this Agreement to any of its Affiliates, so long as Purchaser remains jointly and severally liable with such assignee for its obligations hereunder, and (b) collaterally assign its rights and remedies under this Agreement to any lender or lenders for Purchaser.
     11.11. Counterparts; Terms; Knowledge.
     (a) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
     (b) All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. All references to singular or plural or masculine or feminine shall include the other as the context may require. The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof. The words “party” and “parties” shall refer, as applicable, to Target, Sellers and Purchaser. Accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP in effect as of the date hereof, consistently applied. The word “including” shall mean including without limitation.
     (c) All references to Target’s “knowledge”, or phrases of similar import, shall mean the actual knowledge of the people identified on Schedule 11.11(c).
     (d) All references to Purchaser’s “knowledge”, or phrases of similar import, shall mean the actual knowledge of the people identified on Schedule 11.11(d).

     11.12. Documentation. This Agreement was initially prepared by Purchaser’s legal counsel as a matter of convenience only, and has been thoroughly reviewed by Target, Sellers and their legal counsel and the input of Target, Sellers and their legal counsel was properly considered and, therefore, the parties acknowledge and agree that no interpretation will be made in favor of any of the parties or signatories with respect to this Agreement for the reason that such document was prepared by Purchaser’s legal counsel.
     11.13. Intentionally Omitted
     11.14. Facsimile/Federal Express. This Agreement may be executed and delivered by facsimile, electronic mail and/or overnight courier, and the parties agree that the receipt of an executed facsimile copy or copy delivered by electronic transmission or overnight courier shall be deemed to be an original.
(SIGNATURES IN NEXT PAGES)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TRUSTWAVE HOLDINGS, INC.		BREACH SECURITY, INC.

By:	/s/ Robert McCullen	By:

Robert McCullen

Chief Executive Officer

TRUSTWAVE ACQUISITION CORP.

By:	/s/ Robert McCullen

Robert McCullen
Chief Executive Officer

SELLERS:

SRBA #5, L.P.

By:

Its

EVERGREEN PARTNERS US DIRECT FUND III, L.P.

By:

Its

EVERGREEN PARTNERS DIRECT FUND III (ISRAEL) L.P.

By:

Its

EVERGREEN PARTNERS DIRECT FUND III (ISRAEL 1) L.P.

By:

Its

EXHIBIT A
Defined Terms
The following terms shall have the meanings as ascribed to them or referenced below:
Accounts Receivable shall have the meaning set forth in Section 4.6.
Acquired IP shall mean any of the Purchaser Intellectual Property, and any of portions of the businesses of Purchaser or any of its subsidiaries, in each case which Purchaser or its subsidiaries acquired through the acquisition of all or substantially all of the assets or capital stock of a Person which was not, at the time of such acquisition, an Affiliate of Purchaser.
Affiliates shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another Person.
Agent shall have the meaning set forth in Section 1.15.
Agreed Portion shall have the meaning set forth in Section 8.9(b).
Agreement shall have the meaning set forth in the Preamble.
Asserted Damages Amount shall have the meaning set forth in Section 8.9(a).
Balance Sheet shall have the meaning set forth in Section 4.5.
Balance Sheet Date shall mean March 31, 2010.
Base Number shall have the meaning set forth in Section 1.5(a)(i).
Books and Records shall have the meaning set forth in Section 4.4.
BSI shall have the meaning set forth in the Recitals.
BSUK shall have the meaning set forth in the Recitals.
Business shall have the meaning set forth in the Recitals.
Business Day shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.
Certificate of Incorporation shall mean the Amended and Restated Certificate of Incorporation of Breach Security, Inc., as filed with the Delaware Secretary of State on May 18, 2006, as amended through the date hereof.
Certificate of Merger shall have the meaning set forth in Section 1.1.

Change of Control shall mean (a) the sale, exchange or other disposition after the date hereof of all or substantially all of the assets of Purchaser (or any successor to Purchaser) in one or a series of related transactions in exchange for cash, debt or equity securities to any individual, entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than an individual, entity or group together with their Affiliates that owns more than fifty percent 50% of the aggregate outstanding voting power of Purchaser or the aggregate outstanding stock of Purchaser) or (b) the acquisition after the date hereof, directly or indirectly, including through a merger, consolidation or other acquisitive transaction, by any individual, entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than an individual, entity or group together with their Affiliates that owns more than fifty percent 50% of the aggregate outstanding voting power of Purchaser or the aggregate outstanding stock of Purchaser) of beneficial ownership (as defined in Rule 13d 3 under the Exchange Act) of more than fifty percent 50% of the aggregate outstanding voting power of Purchaser or the aggregate outstanding stock of Purchaser; provided that an underwritten sale of common equity securities of Purchaser pursuant to an effective registration statement under the Securities Act of 1933 filed with the United States Securities and Exchange Commission shall not be deemed to be a Change of Control.
Claims shall mean all claims, complaints, charges, actions, suits, proceedings, disputes and investigations.
Closing shall have the meaning set forth in Section 3.1.
Closing Date shall have the meaning set forth in Section 3.1.
Closing Date Balance Sheet shall have the meaning set forth in Section 2.2(a).
Closing Net Asset Position shall have the meaning set forth in Section 2.3.
COBRA shall have the meaning set forth in Section 4.17(a).
Code shall mean the Internal Revenue Code of 1986, as amended.
Company or Companies shall have the meaning set forth in the Recitals.
Company Assets shall mean all of the assets and properties of every kind and nature, real and personal, tangible and intangible, wherever situated, whether or not carried or reflected on the books and records of any Company which are owned by any Company or used by any Company in connection with the operation of the Business as currently conducted by the Companies including, without limitation, the Accounts Receivable, the Inventory, the Books and Records, the Company Intellectual Property and the Contracts.
Company Intellectual Property shall have the meaning set forth in Section 4.20(b).
Contract(s) shall have the meaning set forth in Section 4.11.
Convertible Promissory Notes shall mean (a) those certain outstanding Secured Convertible Promissory Notes of the Company in the aggregate principal amount of $9,899,934 issued on December 30, 2008, January 14, 2009, February 2, 2009, May 8, 2009, October 2, 2009,

November 23, 2009, December 29, 2009, January 29, 2010, March 9, 2010, March 29, 2010 and April 28, 2010 and (b) those certain convertible promissory notes issued on or about the date hereof in the aggregate principal amount of $14,065,413.
Covered Employees shall have the meaning set forth in Section 7.4(b).
Current Value, as of any date, shall mean the fair market value of a share of Purchaser Common Stock (or such amount of any securities into which a share of Purchaser Common Stock has been converted) as of such date, determined as follows:
     (a) the average of the closing prices of the sales of Purchaser Common Stock (or such amount of any securities into which a share of Purchaser Common Stock has been converted) on all securities exchanges on which such of Purchaser Common Stock (or such amount of any securities into which a share of Purchaser Common Stock has been converted) may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such of Purchaser Common Stock (or such amount of any securities into which a share of Purchaser Common Stock has been converted) is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such Purchaser Common Stock is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which the Current Value is being determined and the 20 consecutive business days prior to such day.
     (b) If at any time Purchaser Common Stock (or such amount of any securities into which a share of Purchaser Common Stock has been converted) is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Current Value will be the fair value of such Purchaser Common Stock (or such amount of any securities into which a share of Purchaser Common Stock has been converted) as determined in good faith by the Board of Directors of Purchaser (the “Board”). If the Agent reasonably disagrees with such determination, the Agent shall deliver to the Board a written notice of objection within ten days after delivery of a notice of such determination. Upon receipt of the Agent’s written notice of objection, the Board and the Agent will negotiate in good faith to agree on such Current Value. If such agreement is not reached within 30 days after the delivery of the determination of the Board, Current Value shall be determined by an appraiser jointly selected by the Board and the Agent, which appraiser shall submit to the Board and the Agent a report within 30 days of its engagement setting forth such determination. If the parties are unable to agree on an appraiser within 45 days after delivery of the determination of the Board, within seven days, each party shall submit the names of four nationally recognized investment banking firms, and each party shall be entitled to strike two names from the other party’s list of firms, and the appraiser shall be selected by lot from the remaining four investment banking firms. The expenses of such appraiser shall be borne by the Agent unless the appraiser’s valuation is more than 15% greater than the amount determined by the Board, in which case, the expenses of the appraiser shall be borne by Purchaser. The determination of such appraiser as to Current Value shall be final and binding upon all parties.
Cut-Off Date shall have the meaning set forth in Section 8.1(b).
Debt Repayment Shares shall mean 7,152,712 shares of Purchaser Common Stock.
Default Period shall have the meaning set forth in Section 1.17(e).
Defense Notice shall have the meaning set forth in Section 8.8(a).
Delaware Law shall have the meaning set forth in the Recitals.
Designated Books and Records shall have the meaning set forth in Section 4.4.
Dissenting Shares shall have the meaning set forth in Section 1.13.
Effective Time shall have the meaning set forth in Section 3.1.
Employee Plans shall mean the US Employee Plans.
Environmental Laws shall have the meaning set forth in Section 4.18.
ERISA shall have the meaning set forth in Section 4.17(a).
Evergreen shall have the meaning set forth in the Preamble.
Evergreen 1 shall have the meaning set forth in the Preamble.
Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
Exercise Notice shall have the meaning set forth in Section 1.17(b).
Financial Statements shall have the meaning set forth in Section 4.5.
Fund III shall have the meaning set forth in the Preamble.
GAAP shall have the meaning set forth in Section 2.2(a).
Governmental Authority shall mean any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.
Historical Statements shall have the meaning set forth in Section 4.5.

Immediate Family Member shall mean a spouse; natural or adoptive parent, child, or sibling; stepparent, stepchild, stepbrother, or stepsister; father-in-law, mother-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law; grandparent or grandchild; and spouse of a grandparent or grandchild.
Indebtedness for Borrowed Funds shall mean, as to any Person, without duplication, (i) all obligations (whether interest, principal, fees, penalties or otherwise) of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under leases which are required by GAAP to be classified as capitalized leases, and (v) any of the foregoing guaranteed by such Person.
Indemnified Party shall have the meaning set forth in Section 8.7.
Indemnified Tax Statement shall have the meaning set forth in Section 7.6(a)(ii).
Indemnifying Party shall have the meaning set forth in Section 8.7.
Indemnity Claim shall mean a Claim for indemnification pursuant to Article VIII.
Indemnity Notice shall have the meaning set forth in Section 8.9.
Independent Accountant shall have the meaning set forth in Section 2.2(b).
Intellectual Property shall mean all (i) Patents, (ii) Trademarks, (iii) Trade Names, (iv) Know-how, (v) proprietary rights in trade dress and packaging, and (vi) shop rights, mask works, copyrights, inventions, trade secrets, service marks, web sites, domain names and all other intellectual property rights, in each case whether registered or not and in each case wherever such rights exist throughout the world, and including the right to recover for any past infringement including, with respect to Target, the Software.
Interim Statements shall have the meaning set forth in Section 4.5.
Inventory shall have the meaning set forth in Section 4.19.
Investor Rights Agreement Amendment shall have the meaning set forth in Schedule 3.2.
IRS shall mean the United States Internal Revenue Service.
Israeli Employees shall have the meaning set forth in Section 4.17(b).
Judgment means any order, decree, writ, injunction, award or judgment or any court or other Governmental Authority or any arbitrator.
Know-how shall mean specialized knowledge which is proprietary to a Person (including product knowledge and use and application knowledge), formulae, product formulations, processes, product designs, specifications, quality control, procedures, manufacturing, engineering and other drawings, computer data bases and software, technology, other intangibles, technical information, safety information, engineering data and design and engineering specifications, research records, market surveys and all promotional literature, customer and supplier lists and similar data.
knowledge shall have the meaning set forth in Section 11.11(c) and (d).
Leased Real Property shall have the meaning set forth in Section 4.13.
Lender shall have the meaning set forth in Section 1.17(e).
Letter of Transmittal shall have the meaning set forth in Section 1.6(a).
Liability shall have the meaning set forth in Section 8.3(b).
Licenses shall have the meaning set forth in Section 4.21.
Liens shall mean all liens, Claims, options, charges, security interests, pledges, mortgages or other encumbrances whatsoever.
Losses shall mean all demands, Claims, causes of action, administrative orders and notices, losses, diminution in value, costs, fines, Liabilities, penalties, damages (direct or indirect but specifically excluding special, exemplary or punitive damages, other than special, exemplary or punitive damages owed to an unrelated third party) and expenses (including reasonable legal, paralegal, accounting and consultant fees and other expenses incurred in the investigation, defense and enforcement of Claims and actions).
Made Available shall mean delivered to Purchaser or posted (without having been removed) to the data room at <https://trustwave.sharefile.com/> at least two days prior to the date of this Agreement.
Major Customer shall have the meaning set forth in Section 4.23.
Material Adverse Effect shall mean any development or threatened development of a nature which may cause any material adverse change in (i) the financial condition, net worth, assets, liabilities, personnel or operations (including any Person’s relationship with suppliers, employees, customers and others) of a Person’s business as currently conducted, (ii) the ability of a Person to consummate the Merger or any of the other transactions contemplated hereunder or to perform any of its covenants or obligations under this Agreement, or (iii) a Person’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation or to exercise its rights under this Agreement, except that “Material Adverse Effect” shall not include any developments arising from (a) conditions generally affecting the industries in which a Person participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact such Person, taken as a whole; (b) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on such Person, taken as a whole; (c) changes in GAAP (or any interpretations of GAAP) applicable to such Person; (d) the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself; or (e) loss of employees, suppliers or customers (including customer orders or contracts) resulting directly from the announcement or pendency of this Agreement or the transactions contemplated hereunder.
Measuring Date shall mean January 1, 2010.
Merger shall have the meaning set forth in the Recitals.
Merger Consideration shall have the meaning set forth in Section 1.18.
Merger Payment shall have the meaning set forth in Section 1.5(a).
Merger Sub shall have the meaning set forth in the Preamble.
Notice shall have the meaning set forth in Section 2.2(b).
Notice of Claim shall have the meaning set forth in Section 8.8(a).
Option Closing shall have the meaning set forth in Section 1.17(d).
Option Price shall have the meaning set forth in Section 1.17(c).
Organizational Documents shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the memorandum of association and articles of association of an English corporation; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.
Other Books and Records shall have the meaning set forth in Section 4.4.
Patents shall mean all applications for and the right to make applications for Letters Patent in the United States and all other countries, all Letters Patents that issue therefrom and all reissues, extensions, renewals, divisional applications and continuations (including continuations-in-part) thereof, for the full term thereof.
Permitted Liens shall mean the Liens set forth on the attached Schedule B.
Permitted Transfers shall mean (a) a partnership transferring to its partners or former partners in accordance with partnership interests, (b) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of such transferor, (c) a corporation, partnership or limited liability company transferring to an affiliate, subsidiary, parent, general partner, limited partner, retired partner, member, retired member or stockholder, (d) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, (e) an individual transferring to the transferor’s family member or trust for the benefit of an individual transferor or to any limited partnership of which the transferor, the transferor’s family member or any trust for the account of such transferor or such transferor’s family member will be the general or limited partner(s) of such partnership, (f) a venture capital fund and that is a partnership or limited partnership or limited liability company, transferring to any partner or member of such entity and/or any affiliated entity managed by the same management company or general partner or managing member of such transferor, (g) an entity that is transferring to an entity affiliated by common control (or other related entity) with the transferor (“control” in that respect shall mean the holding of at least 50% of the voting power in a corporation or of the right to appoint at least half of the directors or member of a similar body having a similar function in a corporation), or (h) a venture capital fund, transferring to any entity that is purchasing from such transferor all or substantially all of the portfolio of holdings of such transferor in technology companies.
Person shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.
Personal Property Leases shall mean all Contacts pursuant to which the Company leases or subleases tangible or intangible personal property from another Person.
Preferred Certificates shall have the meaning set forth in Section 1.6(a).
Preliminary Balance Sheet shall have the meaning set forth in Section 2.1.
Pro-Rata Percentage shall have the meaning set forth in Section 1.5(a)(ii).
Purchaser shall have the meaning set forth in the Preamble.
Purchaser Balance Sheet shall have the meaning set forth in Section 6.5.
Purchaser Capital Transaction shall mean (a) the sale, exchange or other disposition of all or substantially all of the assets of Purchaser (or any successor to Purchaser) in one or a series of related transactions in exchange for cash, debt or equity securities of an entity which is subject to Sections 13 or 15 of the Exchange Act or a combination of cash and such securities, (b) any Change of Control pursuant to which shares of Purchaser Common Stock (or any other securities into which the Purchaser Common Stock has been converted) are converted into, exchanged for or purchased for cash, debt or equity securities of an entity which is subject to Sections 13 or 15 of the Exchange Act or a combination of cash and such securities, or (c) Purchaser (or any Person who acquires all or substantially all of Purchaser’s assets or all or substantially all of the Purchaser Common Stock, in either such case in exchange for securities of such Person or any successor to Purchaser by merger) becoming subject to Sections 13 or 15 of the Exchange Act. For purposes of this definition, the phrase “other disposition” includes a taking of all or substantially all of a property by eminent domain or the damage or destruction of all or substantially all of such property or any transaction not in the ordinary course of business which results in the Purchaser’s receipt of cash or other consideration including condemnations, recoveries of damage awards and insurance proceeds.
Purchaser Common Stock shall have the meaning set forth in the Recitals.
Purchaser Deductible Amount shall have the meaning set forth in Section 8.6(d).

Purchaser Financial Statements shall have the meaning set forth in Section 6.5.
Purchaser Historical Statements shall have the meaning set forth in Section 6.5.
Purchaser Intellectual Property shall have the meaning set forth in Section 6.10.
Purchaser Interim Statements shall have the meaning set forth in Section 6.5.
Purchaser Investor Rights Agreement shall mean that certain Investor Rights Agreement, dated as of March 14, 2005, among Purchaser and certain of its stockholders, as amended.
Purchaser Prepared Return shall have the meaning set forth in Section 7.6(a)(i).
Purchaser Protected Parties shall mean Purchaser and its Affiliates and their respective Representatives, successors and assigns.
Purchaser Related Party shall have the meaning set forth in Section 6.12.
Purchaser Stockholder Agreement shall mean that certain Stockholders’ Agreement, dated as of March 14, 2005, among Purchaser and its stockholders, as amended.
Purchaser Stock Option Plan shall mean the TrustWave Holdings, Inc. Stock Incentive Plan, as amended from time to time.
Purchaser Unaudited Statements shall have the meaning set forth in Section 6.5.
Put Option shall have the meaning set forth in Section 1.17(a).
Real Property Leases shall have the meaning set forth in Section 4.13.
Representatives shall mean the directors, officers, stockholders, employees, representatives, investment bankers, attorneys, accountants, advisors and agents of a Person.
Reserves shall have the meaning set forth in Section 4.6.
Response shall have the meaning set forth in Section 8.9(b).
Restrictive Covenant Agreements shall have the meaning set forth in Schedule 3.2.
Rules shall have the meaning set forth in Section 4.12.
SRBA shall have the meaning set forth in the Preamble.
Securities Act shall have the meaning set forth in Section 5.5.
Seller Deductible Amount shall have the meaning set forth in Section 8.6(e).
Seller Protected Parties shall mean Sellers and their respective Representatives, successors and assigns.

Seller Related Parties shall have the meaning set forth in Section 4.24.
Sellers shall have the meaning set forth in the Preamble.
Shrink-Wrap Software shall have the meaning set forth in Section 4.20(b).
Software shall mean the software and related items listed on the attached Schedule C.
Stockholder or Stockholders shall have the meaning set forth in the Recitals.
Stockholder Securities shall have the meaning set forth in Section 1.17(a).
Stockholders Agreement Amendment shall have the meaning set forth in Schedule 3.2.
Stock Power shall have the meaning set forth in Section 1.5(b).
Surviving Corporation shall have the meaning set forth in Section 1.1.
Target shall have the meaning set forth in the Preamble.
Target Capital Stock shall mean, collectively, the Target Common Stock and the Target Preferred Stock.
Target Common Stock shall mean the Common Stock, par value $0.001 per share, of Target.
Target Preferred Stock shall mean the Target Series A Preferred Stock and the Target Series B Preferred Stock.
Target Required Stockholder Approvals shall have the meaning set forth in Section 4.32.
Target Series A Preferred Stock shall mean the Series A Preferred Stock, par value $0.001 per share, of Target with the designations, powers, preferences and rights set forth in the Certificate of Incorporation.
Target Series B Preferred Stock shall mean the Series B Preferred Stock, par value $0.001 per share, of Target with the designations, powers, preferences and rights set forth in the Certificate of Incorporation.
Target Stock Option Plan shall have the meaning set forth in Section 4.1(e).
Tax or Taxes shall mean (i) any and all taxes imposed of any nature (whether federal, provincial, state, county, local or foreign) including income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment-related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, transfer tax, capital stock tax, license or customs duty, unemployment tax and insurer contributions, disability insurance, registration taxes, estimated taxes, installments of taxes, escheat, premiums tax or occupation tax, together with any charges, interest or any penalty, addition to tax or additional assessment or other amount imposed by any Taxing Authority responsible for the imposition of any such tax, and (ii) any obligations under any agreement or arrangements with respect to any Tax described in clause (i) above.
Tax Arbitrator shall have the meaning set forth in Section 7.6(a)(iii).
Tax Return shall mean any return, declaration, report, claim for refund, information return or statement in connection with the determination of or liability for any Tax that is required to be filed or which is actually filed with a Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.
Tax Statement Dispute shall have the meaning set forth in Section 7.6(a)(iii).
Taxing Authority shall mean any Governmental Authority responsible for the assessment, determination, collection or administration of any Tax.
Third Party Claim shall have the meaning set forth in Section 8.8(a).
Total Consideration Pro-Rata Percentages shall have the meaning set forth in Exhibit L.
Trademarks shall mean trademarks, service marks, brand marks, registrations thereof, pending applications for registration thereof, and such unregistered rights which are used in the Business (with respect to Target) or the business of Purchaser and its subsidiaries (with respect to Purchaser).
Trade Names shall mean (i) trade names, (ii) brand names, and (iii) logos and all other names and slogans used in the Business (with respect to Target) or the business of Purchaser and its subsidiaries (with respect to Purchaser).
Transaction Expenses shall have the meaning set forth in Section 11.2.
Transfer shall have the meaning set forth in Section 1.16(a).
Treasury Regulations shall mean all proposed, temporary and final regulations promulgated under the Code.
True-Up Date shall have the meaning set forth in Section 2.1.
US Employee Plans shall have the meaning set forth in Section 4.17(a).
Warrants shall have the meaning set forth in Section 4.1(h).

EXHIBIT B
Certificate of Merger

EXHIBIT C
Stock Power
     FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto TrustWave Holdings, Inc., a Delaware corporation, (a) _______ shares of Common Stock, par value $0.001 per share, represented by Certificate No. __; (b) _______ shares of Series A Preferred Stock, par value $0.001 per share, represented by Certificate No. __; and (c) _______ shares of Series B Preferred Stock, par value $0.001 per share, represented by Certificate No. __, in each case of Breach Security, Inc., a Delaware corporation, and does hereby constitute and appoint Phillip J. Smith attorney to transfer such stock on the books of such corporation with full power of substitution.
     Executed this ___ day of June, 2010.

Name:

(Please Print)

(Signature)

(Title)
Must be signed by registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or any other person acting in a fiduciary capacity, set forth full title in such capacity.

EXHIBIT D
FORM OF
LETTER OF TRANSMITTAL
TO ACCOMPANY CERTIFICATE(S) FOR SHARES OF TARGET STOCK
     Reference is made to that certain AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”), made as of June 18, 2010, by and among TrustWave Holdings, Inc., a Delaware corporation (“Purchaser”), Trustwave Acquisition Corp. a Delaware corporation which is a wholly-owned subsidiary of Purchaser (“Merger Sub”), Breach Security, Inc., a Delaware corporation (“Target”), and certain stockholders of Target, including the undersigned. All capitalized terms used in this Letter of Transmittal which are not defined herein shall have the respective meanings assigned to them in the Agreement.
     This Letter of Transmittal is to accompany certificates for shares of Target Capital Stock to receive shares of Purchaser Common Stock in connection with the Merger.
TrustWave Holdings, Inc.
70 West Madison Street, Suite 1050
Chicago, Illinois 60602
Attn: Chief Executive Officer
DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, DOES NOT CONSTITUTE A VALID DELIVERY.
PLEASE READ CAREFULLY THE ACCOMPANYING INSTRUCTIONS

Total Number and Type of
Name and Address of		Shares Represented by
Registered Holder	Certificate Number	Certificate

Ladies and Gentlemen:
     In connection with the Merger, the undersigned hereby submits the certificate(s) for the shares of Target Capital Stock listed above. Delivery of the enclosed certificates shall be effected, and risk of loss of and title to such certificates shall pass, only upon delivery thereof to you.
     It is understood that this Letter of Transmittal is subject to (i) the terms of the Agreement, a conformed copy of which has been delivered to the undersigned, and (ii) the accompanying Instructions.

     The undersigned will, upon request, execute any additional documents Purchaser considers necessary or desirable to complete the surrender of such shares.
     Unless otherwise indicated under Special Instructions below, please issue the shares of Purchaser Common Stock issuable in exchange for the Target Capital Stock represented by the certificates submitted hereby in the name of the registered holder(s) of such Target Capital Stock. Similarly, unless otherwise indicated under Special Delivery Instructions, please mail the certificates the shares of Purchaser Common Stock issuable in exchange for the Target Capital Stock represented by the certificates submitted hereby to the registered holder(s) of the Target Capital Stock at the address or addresses shown above.
SPECIAL INSTRUCTIONS
If the shares of Purchaser Common Stock are to be issued in the name of someone other than the registered holder(s) of the Target Capital Stock, please complete the following with respect to the person or persons in whose names such shares of Purchaser Common Stock are to be issued:

Name:

(Please Print)

Address:

(Please Print)

(Including Zip Code)

(Tax Identification or Social Security Number)

SPECIAL DELIVERY INSTRUCTIONS
If the shares of Purchaser Common Stock are to be issued to the registered holder(s) of Target Capital Stock, but are to be sent to someone other than the registered holder(s) or to an address other than the address of the registered holder(s) set forth above, please complete the following:

Name:

(Please Print)

Address:

(Please Print)

(Including Zip Code)
SIGN HERE

Name:

(Please Print)

(Signature)

Name:

(Please Print)

(Signature)
Must be signed by registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or any other person acting in a fiduciary capacity, set forth full title in such capacity.

EXHIBIT E
Form of Stockholders Agreement Amendment

EXHIBIT F
Form of Investors Rights Agreement Amendment

EXHIBIT G
Intentionally Omitted

EXHIBIT H
Form of Restrictive Covenant Agreement

EXHIBIT I
Form of General Release
RELEASE AND COVENANT NOT TO SUE
     This Release and Covenant Not to Sue is delivered by the undersigned (“Releasor”) to TrustWave Holdings, Inc., a Delaware corporation (“Purchaser”), in connection with the Agreement referred to below.
     Releasor acknowledges and agrees that:
(a)  On the date hereof, Trustwave Acquisition Corp. a Delaware corporation which is a wholly-owned subsidiary of Purchaser (“Merger Sub”), is being merged with and into Breach Security, Inc., a Delaware corporation (“Target”), pursuant to that certain Agreement and Plan of Merger and Reorganization (the “Agreement”), made as of June 18, 2010, by and among Purchaser, Merger Sub, Target and certain stockholders of Target;
(b)  All capitalized terms used in this Release and Covenant Not to Sue which are not defined herein shall have the respective meanings assigned to them in the Agreement;
(c)  Nothing contained in this Release and Covenant Not to Sue shall be deemed to supersede any of the covenants, agreements, representations or warranties made in the Agreement; and
(d)  The execution and delivery of this Release and Covenant Not to Sue is a condition to the consummation by Purchaser of the transactions contemplated by the Agreement.
     NOW, THEREFORE, for good and valuable consideration (including, without limitation, the payment to Releasor of his, her or its share of the Merger Consideration), the receipt and sufficiency of which are hereby acknowledged):
     1. Releasor, for himself, herself or itself, his, her or its Affiliates and each of the respective heirs, executors, beneficiaries, officers, directors, employees, agents, successors, assigns and personal representatives of Releasor and his, her or its Affiliates (all of the foregoing persons other than Releasor are sometimes referred to herein collectively as the “Derivative Claimants”), knowingly and voluntarily, hereby unconditionally and irrevocably releases, waives and forever discharges (collectively, the “Release”) Purchaser, each of its Affiliates (including Target), and each of their respective successors, assigns, directors, officers, shareholders, managers, members, partners, employees and agents (collectively, “Released Parties”) from any and all claims, demands, damages, liabilities, obligations, manner of actions, causes, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, trespasses, judgments and executions, whatsoever, in law or in equity (collectively, “Claims”) of any kind, nature or description whatever, whether known or unknown (and if unknown, regardless of whether knowledge of the same may have affected the decision to make this Release), which now exist or which may hereafter arise based on any fact or circumstance arising or occurring on or at any time prior to the date hereof related to (i) the Releasor’s ownership of capital stock in the Target, (ii) the business or operations of the Target, or (iii) the acquisition of all of the capital stock in the Target owned by Releasor pursuant to the transactions contemplated by the Agreement, except that the Release shall not apply to (a) the right of Releasor to enforce the provisions of the Agreement or the transactions or agreements contemplated thereunder, and (b) any rights of individual Affiliates of Releasor who are employees or directors of Target with respect to compensation and benefits or the right to receive indemnification (subject to Section 7.5 of the Agreement), in each case arising from their employment with Target or service as a director, officer, employee or agent of Target.
     2. In furtherance (but not in limitation) of the foregoing, Releasor also agrees on behalf of himself, herself or itself and the Derivative Claimants not to sue or prosecute any action against any of the Released Parties with respect to any of the matters within the scope of this Release and agrees to defend, hold harmless and indemnify each of the Released Parties from, against and with respect to any such suit or prosecution in contravention of this paragraph and all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) which any of the Released Parties may actually pay or incur in connection therewith.
     3. Releasor represents and warrants that he, she or it has the full power and authority to enter into this Release and Covenant Not to Sue and by doing so to bind himself, herself or itself and the Derivative Claimants to the provisions hereof, and that he, she or it has not heretofore assigned or transferred to any person or entity any claim or claims against the Released Parties.
     4. This instrument contains the entire agreement between Releasor and the Released Parties with respect to the subject matter hereof, and supersedes and cancels all previous agreements, commitments and writings with respect to such subject matter. This instrument shall be construed as a whole and not strictly for or against any of the Released Parties. This instrument binds the administrators, representatives, successors and assigns of Releasor and the Derivative Claimants and will inure to the benefit of all Released Parties and their heirs, administrators, representatives, executors, successors and assigns.
     5. Releasor acknowledges that he, she or it (a) has read this Release and Covenant Not to Sue; (b) understands that this Release and Covenant Not to Sue constitutes a Release of Claims; (c) has been, or has had the opportunity to have been, fully advised in the premises by his own legal counsel of his, her or its choosing; (d) intends and expects to be bound personally and legally by this document; and (e) fully understands that he, she or it cannot make any further Claims with respect to any of the matters within the scope of this Release or seek any further recovery by reason of any Claims with respect to any of the matters within the scope of this Release subsequent to the date hereof.
     6. This Release and Covenant Not to Sue shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Release and Covenant Not to Sue shall be governed by, the laws of the State of Delaware, without giving effect to the provisions thereof regarding conflict of laws.

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     Executed as of this ___ day June, 2010.
RELEASOR:

EXHIBIT J
Form of Opinion of Counsel to Target

EXHIBIT K
Form of Bonus Release

EXHIBIT L
Total Consideration Pro-Rata Percentages

Seller	Total Consideration Pro-Rata Percentage
SRBA #5, L.P.	98.211%
Evergreen Partners US Direct Fund III, L.P.	1.536%
Evergreen Partners Direct Fund III (Israel) L.P.	0.122%
Evergreen Partners Direct Fund III (Israel 1) L.P.	0.131%

SCHEDULE 1.16
TRANSFER RESTRICTIONS

Total Consideration Pro-Rata Percentage of
Seller	15 Persons
SRBA #5, L.P.	14
Evergreen Partners US Direct Fund III, L.P.	1
Evergreen Partners Direct Fund III (Israel) L.P.	0
Evergreen Partners Direct Fund III (Israel 1) L.P.	0

SCHEDULE 3.2
TARGET’S DELIVERIES
1.	Preferred Certificates and Letters of Transmittal. All of the Preferred Certificates and Convertible Promissory Notes, accompanied by duly completed and validly executed Letters of Transmittal and Stock Powers, which shall be delivered within ten (10) business days after the Closing Date.
2.	Option Cancellations. Evidence reasonably satisfactory to Purchaser that all of the options listed in Schedule 4.1(f) have been cancelled.
3.	Warrant Cancellations. Evidence reasonably satisfactory to Purchaser that all of the Warrants have been cancelled.
4.	Amendment to Stockholders Agreement. An Amendment to Stockholders Agreement, substantially in the form attached hereto as Exhibit E (the “Stockholders Agreement Amendment”), duly executed by each Seller.
5.	Amendment to Investor Rights Agreement. An Amendment to Investor Rights Agreement, substantially in the form attached hereto as Exhibit F (the “Investor Rights Agreement Amendment”), duly executed by each Seller.
6.	Bonus Releases. A Bonus Release substantially in the form attached hereto as Exhibit K, duly executed by each of Sanjay Mehta, Craig Kussman, Brett Wilson, William G. Thompson and Doron Kolton.
7.	Intentionally Omitted.
8.	Restrictive Covenant Agreements. Restrictive Covenant Agreements, in substantially the form attached hereto as Exhibit H (the “Restrictive Covenant Agreements”), duly executed by each Seller.
9.	Releases. A General Release and Covenant Not to Sue substantially in the form attached hereto as Exhibit I, duly executed by each Seller.
10.	Bank Documents. Signature and authorization cards for the bank accounts set forth on Schedule 4.29.
11.	Corporate Books and Records. Evidence that the minute books and stock records of each Company that are in the possession of the Companies and their Representatives are located at the Leased Real Property located in San Diego, California and under the control of Craig Kussman.
12.	Employee Plan Resolutions. Resolutions terminating certain Employee Plans as contemplated by Section 7.4(a).
13.	Merger Documents. The Certificate of Merger, duly executed by Target.

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14.	Organizational Documents. Copies of the Organizational Documents of Target certified by the Secretary of State of the State of Delaware no earlier than twenty (20) days prior to the Closing Date, or the Secretary of Target as of the Closing Date, as appropriate, copies of the Organizational Documents of BSI certified by the appropriate Governmental Authority of Israel no earlier than twenty (20) days prior to the Closing Date, or an officer of BSI as of the Closing Date, as appropriate, and copies of the Organizational Documents of BSUK certified by the appropriate Governmental Authority of the united Kingdom no earlier than twenty (20) days prior to the Closing Date, or a director of BSUK as of the Closing Date, as appropriate.
15.	Good Standing Certificates. Good standing certificates for each Company, issued no earlier than twenty (20) days prior to the Closing Date, by the Secretary of State or other appropriate Governmental Authority of each jurisdiction in which each Company (other than BSI) is either organized or qualified or licensed to do business.
16.	Resolutions. A copy of directors’ and stockholders’ resolutions for Target, certified as of the Closing Date by an officer of Target as having been duly and validly adopted and as being in full force and effect on the Closing Date, approving the Merger and authorizing the execution and delivery by Target of this Agreement and the performance by Target of the transactions contemplated hereby.
17.	Incumbency Certificates. Incumbency certificates from the officers of Target authorized to execute and deliver on behalf of Target this Agreement.
18.	Resignations. Written resignations, in form and substance satisfactory to Purchaser, effective as of the Closing Date, of (a) all of the directors of each Company, (b) all of the officers of each Company (other than the resignation of Doron Kolton as an officer of BSI), and (c) if requested by Purchaser, trustees and administrators of any Employee Plan; provided that each written resignation of a director or officer of each Company shall provide such individual’s acknowledgement that such individual’s rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time pursuant to the Organizational Documents of either Company, or any director indemnification agreement to which such individual and either Company are parties, are subject to the terms and conditions set forth in Section 7.5.
19.	Approvals. The consents, waivers, authorizations and approvals listed in the attached Schedule 3.2-1 in connection with the execution, delivery and performance by Target of this Agreement and the transactions contemplated hereby.
20.	Search Results. Copies of Uniform Commercial Code financing statement, judgment and tax lien for each Company where such searches are customarily performed, in form and substance reasonably satisfactory to Purchaser.
21.	Payoff Letters. Letters from any financial institution or other Person, if applicable, setting forth, as of the Closing Date, the amount of principal and interest necessary to pay in full all Indebtedness for Borrowed Funds of each Company to such Person or any other amounts requiring payment to release Liens other than Permitted Liens.

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22.	UCC Releases. UCC termination statements releasing each of the Liens upon the Company Assets other than Permitted Liens.
23.	FIRPTA Certificate. A properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter, which states that shares of Target capital stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Purchaser’s obligations under Treasury Regulations Section 1.1445-2(c)(3) and a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), along with written authorization for Purchaser to deliver such notice form to the Internal Revenue Service on behalf of Target.
24.	Opinion of Target’s Counsel. An opinion of Cooley LLP, counsel to Target, addressed to Purchaser dated the Closing Date and in the form attached hereto as Exhibit J.
25.	Additional Agreements. All such other documents and instruments as Purchaser or its counsel shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

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SCHEDULE 3.3
PURCHASER’S DELIVERIES
1.	Certificates. Certificates evidencing the Purchaser Common Stock deliverable to Sellers pursuant to Section 1.6(a) (to be delivered no later than ten (10) Business Days after the receipt by Purchaser of the last item delivered pursuant to Item 1 on Schedule 3.2).
2.	Amendment to Stockholders Agreement. The Stockholders Agreement Amendment, duly executed by Purchaser and the number of stockholders of Purchaser required to make such Stockholders Agreement Amendment effective.
3.	Amendment to Investor Rights Agreement. The Investor Rights Agreement Amendment, duly executed by Purchaser and the number of stockholders of Purchaser required to make such Investor Rights Agreement Amendment effective.
4.	Organizational Documents. Copies of the Organizational Documents of Purchaser certified by an officer of Purchaser.
5.	Good Standing Certificates. Good standing certificates for Purchaser, issued no earlier than twenty (20) days prior to the Closing Date, by the Secretary of State of each jurisdiction in which Purchaser is organized.
6.	Confidentiality Agreements. The Confidentiality Agreements, duly executed by Purchaser.
7.	Resolutions. A copy of directors’ resolutions for Purchaser, certified as of the Closing Date by Purchaser’s secretary or assistant secretary as having been duly and validly adopted and as being in full force and effect on the Closing Date, approving the Merger and authorizing the execution and delivery by Purchaser of this Agreement and the performance by Purchaser of the transactions contemplated hereby.
8.	Incumbency Certificates. Incumbency certificates from the officers of Purchaser authorized to execute and deliver on behalf of Purchaser this Agreement.
9.	Additional Agreements. All such other documents and instruments as Target or its counsel shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement.
10.	Opinion. An opinion of Purchaser’s General Counsel in a form reasonably acceptable to Sellers.

SCHEDULE 11.5
NOTICE ADDRESSES

(a)	If to Purchaser or Merger Sub:

TrustWave Holdings, Inc.
70 West Madison Street, Suite 1050
Chicago, Illinois 60602
Attn: Chief Executive Officer
FAX: (312) 669-1234

With a copy to (which shall not constitute notice):

Kaye Scholer LLP
70 West Madison Street, Suite 4100
Chicago, Illinois 60602
Attn: Eric R. Decator, Esq.
FAX: (312) 583-2541

(b)	If to Target:

Breach Security, Inc.
2141 Palomar Airport Road
Carlsbad, California 92011
Attention: Chief Executive Officer
FAX: (760) 454-1746

With a copy to (which shall not constitute notice):

Cooley LLP
4401 Eastgate Mall
San Diego, California 92121
Attn: Jason L. Kent, Esq.
FAX: (858) 550-6420

(c)	If to the Agent or any Seller:

SRBA
201 Main Street, 32nd Floor
Fort Worth, TX 76102
Attn: Perse Faily
FAX: (817) 390-8408

and

Perse Faily
10100 Santa Monica Blvd.
Suite 2525
Los Angeles, CA 90067
FAX: (310) 461-3301

With a copy to (which shall not constitute notice):

Cooley LLP
4401 Eastgate Mall
San Diego, California 92121
Attn: Jason L. Kent, Esq.
FAX: (858) 550-6420

and

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
3580 Carmel Mountain Road, Suite 300
San Diego, CA 92130
Attn: Jeremy D. Glaser
FAX: (858) 314-1501

SCHEDULE 11.11(c)
TARGET KNOWLEDGE PERSONS
1. Craig Kussman
2. Sanjay Mehta
3. Doron Kolton
4. Brett Wilson

SCHEDULE 11.11(d)
PURCHASER KNOWLEDGE PERSONS
1. Robert J. McCullen
2. March Iserloth
3. Phillip J. Smith
4. Larry Podmolik